Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267430

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 15, 2022)

Tencent Music Entertainment Group

Class A Ordinary Shares

Scarlet Punk Investment Limited, a wholly-owned special purpose vehicle of ours, is lending to the Designated Dealer (as defined in “Description of Liquidity Arrangements”) up to 42,000,000 of our Class A ordinary shares, US$0.000083 per share, or approximately 2.5% of our total Class A ordinary shares issued and outstanding as of September 7, 2022, to facilitate the proposed listing of our Class A ordinary shares on the Main Board of The Stock Exchange of Hong Kong Limited, or the Hong Kong Stock Exchange, by way of introduction, or the Listing. Our Class A ordinary shares will be traded on the Hong Kong Stock Exchange under the stock code “1698.”

The Class A ordinary shares being lent hereby will be used by the designated dealers to create additional liquidity of our Class A ordinary shares on the Hong Kong Stock Exchange through sales at market prices during a period of 30 calendar days from and including the listing date of our Class A ordinary shares on the Hong Kong Stock Exchange, which is expected to be on or about September 21, 2022. See “Description of Liquidity Arrangements.” The Class A ordinary shares are being registered hereby in connection with the sale of such shares to the extent that they are sold to U.S. persons, as defined under Regulation S, or for the account or benefit of U.S. persons.

Neither we nor Scarlet Punk Investment Limited will receive any proceeds from the lending of the Class A ordinary shares being registered hereby, which will be sold at prevailing market prices at the time of sale in liquidity trades on the Hong Kong Stock Exchange during the bridging period with delivery expected to occur from time to time in accordance with the rules of the Hong Kong Stock Exchange.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “TME.” Each ADS represents two Class A ordinary shares. On September 14, 2022, the last reported sale price of the ADSs on the NYSE was US$4.78 per ADS.

Investing in our ADSs and Class A ordinary shares involves risks. See “Risk Factors” beginning on page S-34 of this prospectus supplement and in any documents incorporated by reference into this prospectus supplement for a discussion of certain risks that should be considered in connection with an investment in our Class A ordinary shares.

Tencent Music Entertainment Group is a Cayman Islands holding company. It does not engage in operations itself but rather conducts its operations through its PRC subsidiaries and consolidated variable interest entities, or the VIEs. However, we and our direct and indirect subsidiaries do not, and it is virtually impossible for them to, have any equity interests in the VIEs in practice as current PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services and online cultural services. As a result, we depend on certain contractual arrangements with the VIEs to operate a significant portion of our business. The VIEs are owned by certain nominee shareholders, not us. Investors of our ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities issued by our subsidiaries and the VIEs. Investors who are non-PRC residents may never directly hold equity interests in the VIEs under current PRC laws and regulations. As used in this prospectus supplement, “we,” “us,” “our company,” “our,” or “TME” refers to Tencent Music Entertainment Group and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, our consolidated VIEs.

Our corporate structure involves unique risks to investors in the ADSs. In 2019, 2020 and 2021, the amount of revenues generated by the VIEs accounted for 99.8%, 99.8% and 99.1%, respectively, of our total net revenues. As of December 31, 2020 and 2021, total assets of the VIEs, excluding amounts due from other companies in the Group, equaled to 26.5% and 26.9% of our consolidated total assets as of the same dates, respectively. Our contractual arrangements with the VIEs have not been tested in court. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless if we are unable to effectively enforce our contractual control rights over the assets and operations of the VIEs that conduct a significant portion of our business in China. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2021, or the 2021 Form 20-F, and “Risk Factors—Risks Related to Our Corporate Structure” in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on September 15, 2022, or the Supplemental 6-K, both of which documents are incorporated herein by reference.

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. The PRC regulatory authorities have significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or be listed on a U.S. stock exchange. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, cybersecurity and data privacy, as well as the lack of inspection from the U.S. Public Company Accounting Oversight Board, or PCAOB, on our auditor. The PRC regulatory authorities may also intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC regulatory authorities have recently published new policies that significantly affected our industry, and we cannot rule out the possibility that they will in the future further release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Any such action, once taken by the PRC regulatory authorities, could cause the value of our securities to significantly decline or in extreme cases, become worthless. For a detailed description of risks relating to doing business in China, please refer to “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China” in the 2021 Form 20-F, and “Risk Factors—Risks Relating to Doing Business in China” in Exhibit 99.1 to the Supplemental 6-K.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations. Our auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB. Final rules implementing the submission and disclosure requirements in the HFCAA were adopted by the SEC on December 2, 2021 and generally became effective on January 10, 2022. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections. On May 26, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completed by the PCAOB in connection with our filing of our 2021 Form 20-F. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB is expected to reassess its determinations for purposes of the HFCAA by the end of 2022. However, uncertainties exist with respect to the implementation of these provisions and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections,” “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be delisted and our ADSs and shares prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect and fully investigate auditors located in China. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations that the PCAOB is unable to inspect and investigate completely. Under the current law, delisting and prohibition from over-the-counter trading in the U.S. could take place in 2024,” and “Risk Factors—Risks Related to Doing Business in China—The potential enactment of the Accelerating Holding Foreign Companies Accountable Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ADSs may be prohibited from over-the-counter trading or delisted. If this bill is enacted, our ADSs could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023” in Exhibit 99.1 to the Supplemental 6-K.

Tencent Music Entertainment Group is a holding company with no material operations of its own, and we conduct our operations primarily through our PRC subsidiaries and the VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries which, in turn, depends on the payment of the service fees and royalty payments to our PRC subsidiaries by the VIEs in the PRC pursuant to certain contractual arrangements. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance, or PRC GAAP. In accordance with PRC company laws, our PRC subsidiaries and the VIEs must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. For more details, see “Prospectus Supplement Summary—Cash Flows through Our Organization” in this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2022.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the registration of certain Class A ordinary shares under the liquidity arrangements as described under “Description of Liquidity Arrangements” and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated September 15, 2022, included in the registration statement on Form F-3 (No. 333-267430), which provides more general information.

You should read this prospectus supplement along with the accompanying prospectus. Both parts of the document contain information you should consider when making your investment decision. You should rely only on the information included or documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor Scarlet Punk Investment Limited has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. The Class A ordinary shares registered hereby will be offered only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is current only as of the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the lending shareholders’ behalf, to subscribe for and purchase, any of our ADSs or Class A ordinary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to the American depositary shares, each representing two Class A ordinary shares;

•	“Beijing Gongse” refers to Beijing Gongse Enterprise Management Co., Ltd., one of the VIEs;

•	“Beijing Shangqin” refers to Beijing Shangqin Culture Management Partnership (Limited Partnership), one of the VIEs;

•	“Beijing Yuzhong” refers to Beijing Yuzhong Entertainment Culture Partnership (Limited Partnership), one of the VIEs;

•	“Beijing Zhizheng” refers to Beijing Zhizheng Music Culture Co., Ltd., one of the VIEs;

•	“Beijing Kuwo” refers to Beijing Kuwo Technology Co., Ltd., one of the VIEs;

•	“CAC” refers to the Cyberspace Administration of China;

•	“CCASS” refers to the Central Clearing and Settlement System established and operated by HKSCC;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus supplement only, Taiwan, Hong Kong and Macau;

•	“CMC” refers to China Music Corporation;

•	“Guangxi Hexian” refers to Guangxi Hexian Investment Management Co., Ltd., one of the VIEs;

•	“Guangxi Qingse” refers to Guangxi Qingse Venture Capital Co., Ltd., one of the VIEs;

•	“Guangzhou Kugou” refers to Guangzhou Kugou Computer Technology Co., Ltd., one of the VIEs;

•	“Group” refers to our company, its subsidiaries, its controlled structured entities (“variable interest entities,”, or “VIEs”) and their subsidiaries;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

•	“HKSCC” refers to Hong Kong Securities Clearing Company Limited, a wholly owned subsidiary of Hong Kong Exchanges and Clearing Limited

•	“Hong Kong dollars” or “HK$” refers to the legal currency of Hong Kong SAR;

•	“Hong Kong Listing Rules” refers to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended or supplemented from time to time;

•

“Listing” refers to the listing of our Class A ordinary shares on the Main Board of the Hong Kong Stock Exchange by way of introduction and “Listing Date” refers to the date, expected to be on or about September 21, 2022, on which the Class A ordinary shares are to be listed and on which dealings in the Class A ordinary shares are to be first permitted to take place on the Hong Kong Stock Exchange;

•	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

•	“MCSC” refers to the Music Copyright Society of China;

•

“monthly ARPPU” of each of our online music services and social entertainment services for any given period refers to the monthly average of (i) the revenues of the respective services for that period divided by (ii) the number of paying users of the respective services for that period. The monthly ARPPU of social entertainment services is calculated based on revenues from social entertainment and others, including advertising services provided on our social entertainment platforms;

•	“ordinary shares” refers to our ordinary shares of par value US$0.000083 per share;

•	“paying ratio” for a given period is measured by the number of paying users as a percentage of the mobile MAUs for that period;

•

“paying users” for our online music services (i) for any given quarter refers to the average of the number of users whose subscription packages remain active as of the last day of each month of that quarter; and (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users for our online music services for any given period excludes the number of users who only purchase digital music singles and albums during such period because these purchasing patterns tend to reflect specific releases, which may fluctuate from period to period;

•

“paying users” for our social entertainment services (i) for any given quarter refers to the average of the number of paying users for each month in that quarter; (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users of our social entertainment services for a given month refers to the number of users who contribute revenues to our social entertainment services (primarily through purchases of virtual gifts or premium memberships) during that month;

•	“publishing rights” refers to the copyrights of music and non-music works for the purpose of this prospectus supplement;

•	“Qianhai Daizheng” refers to Shenzhen Qianhai Daizheng Music Culture Co., Ltd., one of the VIEs;

•	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

•	“Shenzhen Lanren” refers to Shenzhen Lanren Online Technology Co, Ltd., which we acquired in March 2021;

•	“Shenzhen Ultimate Music” refers to Shenzhen Ultimate Music Culture and Technology Co., Ltd., one of the VIEs;

•	“Spotify” refers to Spotify Technology S.A., one of our principal shareholders;

•	“Tencent” refers to Tencent Holdings Limited, our controlling shareholder;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•

“WVR beneficiary(ies)” refers to has the meaning ascribed to it under the Hong Kong Listing Rules and unless the context otherwise requires, refers to Min River Investment Limited and such other holders holding the Class B ordinary shares, which entitle each to weighted voting rights;

•

“we,” “us,” “our company,” “our” or “TME” refer to Tencent Music Entertainment Group (or, where the context requires, its predecessor), its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs;

•	with respect to MAU data used in this prospectus supplement:

•

“mobile MAUs” or “PC MAUs” for a given month (i) with respect to each of our products (except WeSing) is measured as the number of unique mobile or PC devices, as the case may be, through which such product is accessed at least once in that month; and (ii) with respect to WeSing, is measured as the number of user accounts through which WeSing is accessed at least once in that month;

•	“mobile MAUs” for a given period refers to the monthly average of the sum of the mobile MAUs for that period;

•

“online music mobile MAUs” for a given month refers to the sum of mobile MAUs of our music products, including QQ Music, Kugou Music and Kuwo Music, for that month; duplicate access of different services by the same device is not eliminated from the calculation;

•

“social entertainment mobile MAUs” for a given month refers to the sum of mobile MAUs that have accessed the social entertainment services offered by (i) WeSing; (ii) Kugou’s Live Streaming services; (iii) Kuwo’s Live Streaming services; (iv) Kugou Changchang; and (v) QQ Music’s Live Streaming services; duplicate access of different services by the same user account or device is not eliminated from the calculation;

•	“social entertainment mobile MAUs” for a given period refers to the monthly average of the sum of the social entertainment mobile MAUs for that period; and

•

our MAUs are calculated using internal company data, treating each distinguishable user account or service as a separate MAU even though some users may access our services using more than one user account or device and multiple users may access our services using the same user account or device.

Capitalized terms used in this prospectus supplement but not defined herein are defined in the accompanying prospectus, in the 2021 Form 20-F that is incorporated herein by reference or in the Supplemental 6-K that is incorporated herein by reference.

Substantially all of our operations are conducted in China and all of our revenues is denominated in Renminbi. Our reporting currency is the Renminbi. This prospectus supplement contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB6.3393 to US$1.00, the noon buying rate on March 31, 2022 set forth in the H.10 statistical release of the U.S. Federal Reserve Board. In addition, unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus supplement were made at a rate of HK$7.8325 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2022. All translations of financial data as of and for the three months ended June 30, 2022 from Renminbi into U.S. dollars were made at the rate of RMB6.6981 to US$1.00, the exchange rate on June 30, 2022 set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Our SEC filings are also available over the internet at the SEC’s website at www.sec.gov. We also maintain a website at ir.tencentmusic.com, but information contained on, or linked from, our website is not incorporated by reference in this prospectus supplement. You should not regard any information on our website as a part of this prospectus supplement.

This prospectus supplement is part of a registration statement we filed with the SEC, using a “shelf” registration process under the Securities Act, relating to the securities to be lent by the lending shareholders. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities the lending shareholders are lending. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Tencent Music Entertainment Group, CIK number 0001744676.

We incorporate by reference the documents listed below in this prospectus supplement:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 26, 2022 (File No. 001-38751), or the 2021 Form 20-F;

•

Exhibit 99.1 titled “Tencent Music Entertainment Group Supplemental and Updated Disclosures” and Exhibit 99.2 title “Unaudited Condensed Consolidated Interim Financial Information” to the Supplemental 6-K furnished to the SEC on September 15, 2022 (File No. 001-38751);

•

the description of the securities contained in our registration statement on Form 8-A filed on December 3, 2018, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•

with respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement upon written or oral request, to any person, including any beneficial owner of the securities, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

Tencent Music Entertainment Group

Unit 3, Building D, Kexing Science Park

Kejizhongsan Avenue, Hi-tech Park

Nanshan District, Shenzhen, 518057

the People’s Republic of China

+86-755-8601-3388

Attention: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein may contain statements that constitute forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Many of the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information—3.D. Risk Factors” in the 2021 Form 20-F and under the section entitled “Risk Factors” in Exhibit 99.1 to the Supplemental 6-K. These risks and uncertainties include factors relating to:

•	our growth strategies;

•	our future business development, financial condition and results of operations;

•	our ability to retain, grow and engage our user base and expand our music and audio entertainment content offering;

•	our ability to retain and grow our paying users and drive their spending on our services;

•	expected changes in our revenues, content-related costs and operating margins;

•	our ability to retain key personnel and attract new talent;

•	competition landscape in China’s online music and audio entertainment industry;

•	general economic, political, demographic and business conditions in China and globally; and

•	the regulatory environment in which we operate.

This list of important factors is not exhaustive. We would like to caution you not to place undue reliance on these forward-looking statements as predictions of future events. We operate in a rapidly evolving environment. New risks emerge from time to time, and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference carefully. Our 2021 Form 20-F which contains our audited consolidated financial statements as of December 31, 2020 and 2021 and for the years ended December 31, 2019, 2020, and 2021, and the Supplemental 6-K are incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement contains information from a market research report, commissioned by us and prepared by Shanghai iResearch Co., Ltd., or iResearch, an independent market research and consulting company.

OVERVIEW

We are the largest online music entertainment platform in China in terms of MAU, according to iResearch, with 604 million online music mobile MAUs and 162 million social entertainment mobile MAUs in the first quarter of 2022. We operate four major product brands—QQ Music, Kugou Music, Kuwo Music and WeSing—through which we provide online music and social entertainment services to address the diverse music entertainment needs of a massive audience in China. We also offer Lazy Audio, our dedicated long-form audio app as an effective complement to our flagship music-centric product portfolio. We derive our revenues from (i) online music services and (ii) social entertainment services and others. Revenues for online music services are generated primarily from paid music and audio through sale of subscription packages for a fixed monthly fee, whereas revenues for social entertainment services and others are generated through live streaming, online karaoke, sales of music-related merchandise and certain other services.

WHO WE ARE

Music is a universal passion. No matter who we are, where we come from, we all have our favorite songs, albums or artists. Music enriches our lives by reaching us in deeply personal ways and connecting us with each other through engaging, social and fun experiences. We are pioneering the way people enjoy online music and music-centric social entertainment services.

We offer an all-in-one online entertainment experience for people to discover, listen, sing, watch, perform and socialize around music. To bring a more diversified experience to our users, we have also expanded our platform to offer long-form audio services. We believe music and audio content can deliver experiences that are visual, immersive, interactive, socially engaging and fun.

Just as we value our users, we also respect those who create content. This is why we champion copyright protection and work relentlessly to support our content partners with broad audience outreach and valuable resources and technology. Through years of efforts, we help promote a more sustainable music entertainment industry in China. Our scale, technology, commitment to copyright protection, and ability to promote original works have made us a preferred partner for musicians and content owners.

Today, we are the largest online music entertainment platform in China in terms of MAU, according to iResearch, with 604 million online music mobile MAUs and 162 million social entertainment mobile MAUs in the first quarter of 2022. We also had China’s largest music content library as of March 31, 2022 in terms of number of tracks, according to iResearch.

WHAT WE OFFER ON OUR PLATFORM

The TME platform is an all-in-one music and audio entertainment destination that allows users to seamlessly engage with a broad range of music and audio content in many ways, including discovering, listening, singing, watching, performing and socializing. We adopt a dual engine content-and-platform strategy to constantly enrich content offerings on our platform, while empowering content creation and distribution and delivering a compelling user experience. Through our vibrant community, technologies, and visual and interactive features, we enhance our user experience, engagement and retention.

•

Online music services, primarily our QQ Music, Kugou Music and Kuwo Music, enable users to discover, enjoy and share music in personalized ways. We provide a broad range of features for music discovery, including smart recommendations, music ranking charts, playlists, official music accounts and digital releases. We also offer comprehensive long-form audio content including audiobooks, podcasts and talk shows, as well as music-oriented video content including music videos, live performances and short videos.

•

Social entertainment services allow our users to sing, watch and socialize on our platform. We deliver online karaoke services primarily through WeSing, which enables users to sing along from our vast library of karaoke songs and share their performances either in audio or video formats with friends. We also deliver music-centric live streaming services primarily through the “Live Streaming” tab on QQ Music, Kugou Music, Kuwo Music, WeSing, Kugou Live and Kuwo Live, providing an interactive online stage for performers and users to showcase their talent and engage with a diverse audience base.

Our revenues increased from RMB25.4 billion in 2019 to RMB29.2 billion in 2020 to RMB31.2 billion in 2021, and we recorded revenues of RMB6.6 billion (US$1.0 billion) in the first quarter of 2022. We achieved a net profit of RMB4.0 billion in 2019, RMB4.2 billion in 2020, RMB3.2 billion in 2021 and RMB0.6 billion (US$0.1 billion) in first quarter of 2022.

OUR STRENGTHS

We believe the following strengths differentiate us from our competitors:

•	Leading Platform Creating Value for China’s Music Entertainment Industry

•	All-in-one Online Music Entertainment Destination

•	Cohesive Content Ecosystem

•	Proven Monetization Capabilities

•	Innovative Technology

•	Strong Management Team

OUR STRATEGIES

We plan to execute the following strategies to fulfill our mission:

•	Continue Product Innovations

•	Enrich Content Offerings

•	Remain as A Preferred Partner

•	Strengthen Monetization Capabilities

SUMMARY OF RISK FACTORS

Investing in our Class A ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus supplement before making an investment in our Class A ordinary shares. Below please find a summary of the principal risks we face, organized under relevant headings. You should carefully consider the matters discussed under “Item 3. Key Information—3.D. Risk factors” in the 2021 Form 20-F, “Risk Factors” in Exhibit 99.1 to the Supplemental 6-K, as well as other documents incorporated by reference in the accompanying prospectus.

•	If we fail to anticipate user preferences to provide content catering to user demands, our ability to attract and retain users may be materially and adversely affected.

•

We depend upon third-party licenses for the content of our content offerings, and any adverse changes to or loss of, our relationships with these content providers may materially and adversely affect our business, operating results, and financial condition.

•	We may not have obtained complete licenses for certain copyrights with respect to a small portion of the content offered on our platform.

•

We allow user-generated content to be uploaded on our platform. If users have not obtained all necessary copyright licenses in connection with such uploaded content, we may be subject to potential disputes and liabilities.

•	We operate in a competitive industry. If we are unable to compete successfully, we may lose market share to our competitors.

•

China’s internet, music entertainment and long-form audio industries are highly regulated. Our failure to obtain and maintain requisite licenses or permits or to respond to any changes in regulatory policies, laws or regulations may materially and adversely impact our business, financial condition and results of operations.

•	Our business operations may be adversely affected by the heightened regulatory oversight and scrutiny on live streaming platforms and performers.

•	The content available on our platform may be found objectionable by the PRC regulators, which may subject us to penalties and other regulatory or administrative actions.

•	Assertions or allegations that we have infringed or violated intellectual property rights, even not true, could harm our business and reputation.

•

Our license agreements are complex, impose numerous obligations upon us and may make it difficult to operate our business. Any breach or adverse change to the terms of such agreements could adversely affect our business, operating results and financial condition.

•

Our ADSs may be delisted and our ADSs and shares prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect and fully investigate auditors located in China. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations that the PCAOB is unable to inspect and investigate completely. Under the current law, delisting and prohibition from over-the-counter trading in the U.S. could take place in 2024.

•	If we are no longer able to benefit from our business cooperation with Tencent, our business may be adversely affected.

•

Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may be expensive and may force us to make adverse changes to our business. Many of these laws and regulations are subject to changes and uncertain interpretations, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption of operations, increased cost of operations, or otherwise harm our business.

•	We may face impairment risks in connection with our goodwill and other intangible assets.

•	As a company applying for listing under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange.

CORPORATE HISTORY AND STRUCTURE

Launch of QQ Music, Kugou, Kuwo, WeSing and Lazy Audio

•	QQ Music: In 2003, QQ, the social network operated by Tencent, launched its online music services. In 2005, QQ Music commenced operations.

•

Kugou: In 2004, Kugou Music was launched. In February 2006, Guangzhou Kugou Computer Technology Co., Ltd., or Guangzhou Kugou, was incorporated in China and commenced the operations of Kugou Music. In September 2012, Guangzhou Kugou commenced offering its live streaming services through Fanxing Live, which was rebranded to Kugou Live in December 2016.

•

Kuwo: In December 2005, Beijing Kuwo Technology Co., Ltd., or Beijing Kuwo, was incorporated in China and commenced its operations of Kuwo Music. Beijing Kuwo and its then shareholders subsequently entered into a series of contractual arrangements with Yeelion Online Network Technology (Beijing) Co., Ltd., or Yeelion Online, through which Yeelion Online acquired effective control over Beijing Kuwo. In March 2013, Beijing Kuwo launched Kuwo Live to offer live streaming services.

•	WeSing: In September 2014, WeSing commenced offering its online karaoke services.

•

Lazy Audio: We launched Kuwo Changting, our long-form audio app, in April 2020. In April 2021, we integrated Kuwo Changting with Lazy Audio, a well-established audio platform in China operated by Shenzhen Lanren which we acquired in March 2021, and re-imaged the brand Lazy Audio (formerly branded as Lanren Changting during the relevant periods).

CMC’s Acquisition of Guangzhou Kugou and Beijing Kuwo

In June 2012, China Music Corporation, or CMC, was incorporated in the Cayman Islands. Between December 2013 and April 2014, through a series of transactions, CMC obtained effective control over, and became the primary beneficiary of, each of Guangzhou Kugou and Beijing Kuwo through which it operated substantially all of its online music entertainment services in the PRC.

Combination of Tencent’s Online Music Business with CMC

Prior to July 2016, Tencent held an approximately 15.8% equity interests in CMC. In July 2016, Tencent acquired control of CMC through a series of transactions, pursuant to which Tencent injected substantially all of its online music business in the PRC (which primarily included QQ Music and WeSing) into CMC in consideration of certain number of shares issued by CMC. Upon the completion of such transactions, Tencent owned an approximately 61.6% equity interests in CMC, and CMC became a consolidated subsidiary of Tencent. In December 2016, CMC was renamed “Tencent Music Entertainment Group,” or TME. Ocean Music Hong Kong Limited was renamed “Tencent Music Entertainment Hong Kong Limited,” or TME Hong Kong; and Ocean Interactive (Beijing) Information Technology Co., Ltd. was renamed “Tencent Music (Beijing) Co., Ltd.,” or Beijing Tencent Music.

Initial Public Offering

In December 2018, we completed an initial public offering in which we and certain selling shareholders offered and sold an aggregate of 164,000,000 Class A ordinary shares in the form of ADSs. On December 12, 2018, the ADSs began trading on the New York Stock Exchange under the symbol “TME.” We have used all net proceeds from our IPO in the manners set forth in our IPO prospectus, including content acquisition, strategic investments, and other operating and investment purposes.

Issuance of Senior Unsecured Notes

In September 2020, we completed the public offering of US$800 million aggregate principal amount of senior unsecured notes consisting of US$300 million of 1.375% notes due 2025 and US$500 million of 2.000% notes due 2030. The notes have been registered under the U.S. Securities Act of 1933, as amended, and are listed on the Hong Kong Stock Exchange. We received net proceeds from the offering of approximately US$792.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Transaction with UMG

In March 2020, through one of our wholly-owned subsidiaries we joined a consortium led by Tencent to acquire a 10% equity stake in Universal Music Group, or UMG, from its parent company, Vivendi S.A., at an enterprise value of EUR30 billion. We invested a 10% equity interest in the consortium. The foregoing transaction is referred to in this prospectus supplement as the Initial UMG Transaction and was closed in March 2020. The consortium also has the option to purchase an additional 10% equity stake in UMG at the same enterprise value as in the Initial UMG Transaction pursuant to the terms of the transaction documents. In December 2020, the consortium in the Initial UMG Transaction exercised its call option to acquire an additional 10% equity interest in UMG from Vivendi S.A. at the same enterprise value of EUR30 billion as in the Initial UMG Transaction. This transaction is referred to in this prospectus supplement as the Second UMG Transaction. In January 2021, we completed the Second UMG Transaction.

Acquisition of Shenzhen Lanren

In January 2021, we entered into a definitive agreement to acquire 100% equity interest of Shenzhen Lanren, which operates Lazy Audio, a well-established audio platform in China, for a total consideration of RMB2.7 billion, primarily payable in cash, plus certain post-acquisition awards to Shenzhen Lanren’s management team. Founded in 2012, Shenzhen Lanren provides entertainment in the forms of audiobooks, Chinese comedy, podcasts and other radio shows to customers via its comprehensive audio platform Lazy Audio. It monetizes via different channels, including pay per title, subscription payment for content, and advertising. Lazy Audio has developed into a thriving community with strong user interactions and engagement, providing superior content and services to audio users across China. Our acquisition of Shenzhen Lanren was completed in March 2021. In April 2021, we integrated Kuwo Changting with Lazy Audio and re-imaged the brand Lazy Audio (formerly branded as Lanren Changting during the relevant periods).

The following diagram illustrates our corporate structure, including our principal subsidiaries and the VIEs as of the date of this prospectus supplement:

Notes:

(1)

Shareholders of Guangzhou Kugou and their respective shareholdings and relationship with our company are as follows: (i) Linzhi Lichuang Information Technology Co., Ltd. (99.47%), an entity controlled by Tencent; (ii) Ms. Meiqi Wang (0.12%), spouse of our former Co-President and director, Mr. Guomin Xie; (iii) Mr. Zhongwei Qiu (0.12%), a nominee shareholder designated by affiliates of PAG Capital Limited, a minority shareholder of our company; (iv) Shenzhen Litong Industry Investment Fund Co., Ltd. (0.08%), an entity controlled by Tencent; (v) Mr. Zhenyu Xie (0.08%), our President, Chief Technology Officer and director; (vi) Mr. Liang Tang (0.03%), our former director; (vii) certain individuals and entities, including Zhuhai Hengqin Red Land Red Sea Venture Capital Co., Ltd. (0.03%), Mr. Jianming Dong (0.02%), Ms. Huan Hu (0.01%), Ms. Yaping Gao (0.01%), Hangzhou Yong Xuan Yong Ming Equity Investment Partnership (Limited Partnership) (0.01%) and Mr. Hanjie Xu (0.01%), as nominee shareholders designated by certain minority shareholders of our company; and (viii) Guangzhou Lekong Investment Partnership (Limited Partnership) 0.01%), an employee equity incentive platform of Guangzhou Kugou, with Mr. Zhenyu Xie being its general partner. Guangzhou Kugou operates Kugou Music and Kugou Live.

(2)

Shareholders of Beijing Kuwo and their respective shareholdings and relationship with our company are as follows: (i) Linzhi Lichuang Information Technology Co., Ltd. (61.64%), an entity controlled by Tencent; (ii) Qianhai Daizheng (23.02%); and (iii) Mr. Lixue Shi (15.34%), our Group Vice President. Beijing Kuwo operates Kuwo Music and Kuwo Live.

(3)

Shareholders of Beijing Gongse and their respective shareholdings and relationship with our company are as follows: (i) Mr. Qihu Yang (20%), our General Counsel; (ii) Mr. Dejun Gu (20%), the head of our human resources department; and (iii) Ms. Xing Chen (20%), Ms. Yueting Luo (20%) and Mr. Yunheng Liang (20%), all of whom are employees of our company.

(4)

Partners of Beijing Shangqin are Beijing Gongse (0.0005%) (the general partner), Mr. Qihu Yang (19.9999%), Mr. Dejun Gu (19.9999%), Ms. Xing Chen (19.9999%), Ms. Yueting Luo (19.9999%) and Mr. Yunheng Liang (19.9999%).

(5)

Partners of Beijing Yuzhong are Beijing Gongse (0.0005%) (the general partner), Mr. Qihu Yang (19.9999%), Mr. Dejun Gu (19.9999%), Ms. Xing Chen (19.9999%), Ms. Yueting Luo (19.9999%) and Mr. Yunheng Liang (19.9999%).

(6)	Shareholders of Beijing Zhizheng are Beijing Shangqin (50%) and Beijing Yuzhong (50%).
(7)	Tencent Music Shenzhen operates QQ Music and WeSing.

RECENT DEVELOPMENTS

Operational Highlights for the Second Quarter of 2022

The following tables set forth our key operating metrics for the periods indicated. See “—Key Operating Metrics” for more information about how these operating metrics are calculated.

	For the three months ended June 30,		YoY %
	2022	2021
Mobile MAU—online music (million)	593	623	(4.8%)
Mobile MAU—social entertainment (million)	166	209	(20.6%)
Paying users—online music (million)	82.7	66.2	24.9%
Paying users—social entertainment (million)	7.9	11.0	(28.2%)
Monthly ARPPU—online music (RMB)	8.5	9.0	(5.6%)
Monthly ARPPU—social entertainment (RMB)	169.9	153.3	10.8%

For online music services, we experienced a year-over-year decrease in mobile MAUs during the second quarter, primarily due to reduced marketing spending. However, we achieved robust year-over-year and quarter-over-quarter subscription revenue growth along with paying user growth and a sequential rebound of ARPPU, as we are strategically focused on driving monetization efficiencies of our online music services to maximize the monetization potential of our already-massive base of mobile MAUs. Leveraging our high-quality content offerings and services, we will continue to benefit from our expanded sales channels and paying user loyalty.

For social entertainment services, while we achieved a sequential improvement in mobile MAUs, we experienced year-over-year decreases in mobile MAUs and paying users during the second quarter, primarily due to increased market competition. China’s music-centric social entertainment services market is rapidly evolving with increasingly intensified competition. To drive user engagement in the long term, we are seeking to further improve our competitiveness through continuous product innovations and a variety of new initiatives, such as audio live streaming and virtual interactive product offerings.

Financial Results for the Second Quarter of 2022

Summary consolidated results of operations

The table below sets forth our summary unaudited condensed consolidated income statement for the periods indicated.

	For the Three Months Ended June 30,
	2021		2022
	RMB	%	RMB	US$	%
	(in millions, except for percentages)
	(unaudited)
Revenues
Online music services	2,950	36.8	2,878	430	41.7
Social entertainment services and others	5,058	63.2	4,027	601	58.3
Total revenues	8,008	100.0	6,905	1,031	100.0
Cost of revenues	(5,571)	(69.6)	(4,842)	(723)	(70.1)
Gross profit	2,437	30.4	2,063	308	29.9
Operating expenses
Selling and marketing expenses	(669)	(8.3)	(303)	(45)	(4.4)
General and administrative expenses	(1,008)	(12.6)	(1,114)	(166)	(16.1)
Total operating expenses	(1,677)	(20.9)	(1,417)	(212)	(20.5)
Interest income	123	1.5	151	23	2.2
Other gains, net	152	1.9	248	37	3.5
Operating profit	1,035	12.9	1,045	156	15.1
Share of net loss of investments accounted for using equity method	(22)	(0.3)	(6)	(1)	(0.1)
Finance cost	(29)	(0.3)	(23)	(3)	(0.3)
Profit before income tax	984	12.3	1,016	152	14.7
Income tax expense	(113)	(1.4)	(124)	(19)	(1.8)
Profit for the period	871	10.9	892	133	12.9
Attributable to:
Equity holders of the Company	827	10.4	856	128	12.4
Non-controlling interests	44	0.5	36	5	0.5
	871	10.9	892	133	12.9

Revenues

The following table sets forth a breakdown of our revenues, in absolute amounts and as percentages of total revenues, for the periods indicated.

	For the Three Months Ended June 30,
	2021		2022
	RMB	%	RMB	US$	%
	(in millions, except for percentages)
	(unaudited)
Revenues
Online music services	2,950	36.8	2,878	430	41.7
Social entertainment services and others	5,058	63.2	4,027	601	58.3

Total revenues	8,008	100.0	6,905	1,031	100.0

Our total revenues decreased by 13.8% from RMB8.0 billion for the second quarter of 2021 to RMB6.9 billion (US$1.0 billion) in the same period of 2022.

•

Revenue from online music services decreased by 2.4% from RMB3.0 billion for the second quarter of 2021 to RMB2.9 billion (US$430 million) in the same period of 2022. Revenue from music subscriptions was RMB2.1 billion (US$315 million), representing a 17.6% growth compared to RMB1.8 billion in the second quarter of 2021, primarily due to the increase in the number of paying users by 24.9%. ARPPU decreased from RMB9.0 in the second quarter of 2021 to RMB8.5 this quarter mainly due to the fact that we offered more promotions to attract users. Revenue from advertising decreased on a year-over-year basis due to the impact from industry adjustments on splash ads and the COVID-19 pandemic in some major cities. Sublicensing revenues also decreased on a year-over-year basis due to restructuring of agreements with certain music labels.

•

Revenue from social entertainment services and others decreased by 20.4% from RMB5.1 billion for the second quarter of 2021 to RMB4.0 billion (US$601 million) in the same period of 2022. On a year-over-year basis, ARPPU increased by 10.8% in the second quarter of 2022, while paying users of social entertainment services decreased by 28.2%. The decrease was mainly due to the impact of increased competition from other platforms.

Cost of revenues

Cost of revenues decreased by 13.1% from RMB5.6 billion for the second quarter of 2021 to RMB4.8 billion (US$723 million) in the same period of 2022. The decrease was primarily due to decrease in revenue sharing fees and agency fees resulting from decrease in revenue from social entertainment services and advertising services on a year-over-year basis.

Gross profit and gross margin

Gross profit decreased by 15.3% from RMB2.4 billion for the second quarter of 2021 to RMB2.1 billion (US$308 million) in the same period of 2022. Gross margin slightly decreased by 0.5% from 30.4% for the second quarter of 2021 to 29.9% in the same period of 2022. This decrease in gross margin was primarily because the decrease in our total revenues outpaced the decrease in our total cost of revenues as some of them remained fixed in nature. We are taking measures to manage costs effectively and improve overall efficiency.

Operating expenses

Total operating expenses decreased by 15.5% from RMB1.7 billion for the second quarter of 2021 to RMB1.4 billion (US$212 million) in the same period of 2022. Operating expenses as a percentage of total revenues decreased by 0.4% from 20.9% in the second quarter of 2021 to 20.5% in the same period of 2022.

Selling and marketing expenses

Selling and marketing expenses decreased by 54.7% from RMB669 million for the second quarter of 2021 to RMB303 million (US$45 million) in the same period of 2022. This decrease was primarily due to effective control over marketing expenses and optimization of the overall promotion structure to improve operating efficiency.

General and administrative expenses

General and administrative expenses increased by 10.5% from RMB1.0 billion to RMB1.1 billion (US$166 million) in the same period of 2022. The increase was mainly due to the expenses related to the application for the Listing and increased investment in research and development to expand our competitive advantages in product and technology innovations.

Profit for the period

Profit for the period was RMB0.9 billion (US$133 million) in the second quarter of 2022, as compared to RMB0.9 billion in the same period of 2021.

Net Current Assets and Liabilities

We recorded net current assets of RMB15.8 billion (US$2.4 billion) as of June 30, 2022. The table below sets forth our current assets and current liabilities as of the dates indicated.

	As of March 31,	As of June 30,
	2022	2022
	RMB	RMB	US$
	(in millions)
	(unaudited)	(unaudited)
Current assets:
Inventories	23	23	3
Accounts receivable	2,513	2,898	433
Prepayments, deposits and other assets	2,690	3,398	507
Other investments	37	37	6
Short-term investments	1,088	1,116	167
Term deposits	10,556	10,202	1,523
Cash and cash equivalents	8,353	10,044	1,500

Total current assets	25,260	27,718	4,138

Current liabilities:
Accounts payable	5,179	5,738	857
Other payables and other liabilities	3,500	3,787	565
Current tax liabilities	425	393	59
Lease liabilities	86	88	13
Deferred revenue	1,872	1,895	283

Total current liabilities	11,062	11,901	1,777

Net current assets	14,198	15,817	2,361

Our current assets increased from RMB25.3 billion as of March 31, 2022 to RMB27.7 billion (US$4.1 billion) as of June 30, 2022, primarily due to (i) increased cash and cash equivalents; and (ii) increased prepayments, deposits and other assets as a result of increases in prepaid content royalties.

Our current liabilities increased from RMB11.1 billion as of March 31, 2022 to RMB11.9 billion (US$1.8 billion) as of June 30, 2022, attributable primarily to the increased accounts payable for operational costs and expenses.

Cash and Cash Equivalents

As of June 30, 2022, the balance of our cash, cash equivalents amounted to RMB10.0 billion (US$1.5 billion), compared to RMB8.4 billion as of March 31, 2022.

IMPACTS OF THE COVID-19 PANDEMIC

The COVID-19 pandemic has, since its initial outbreak, affected our business and results of operations in different ways but the overall impacts during the Track Record Period had not been material due to the online, digital nature of our business model and the consumption patterns of online music and audio entertainment services.

With respect to its impacts on our financial performance, we experienced a temporary decrease in revenue from social entertainment services and others in the first quarter of 2020 when the COVID-19 pandemic initially peaked in China. This was attributable primarily to the temporary decrease in users’ consumption for online entertainment amid the uncertainty surrounding the COVID-19 outbreak, which was consistent with industry norm. As the COVID-19 situations improved in China after the first quarter of 2020, levels of user activities for social entertainment services and others recovered steadily in the second quarter of 2020, as demonstrated by a year-over-year revenue growth as compared to the same period in 2019.

On the other hand, during the pandemic, people are spending more time online at home, while craving to stay connected with their families and friends. This has created a unique opportunity for our platform to connect people via online music and audio entertainment. For example, users have increasingly used our virtual karaoke room functions to sing, chat, play and socialize with each other. Our virtual live concerts, offering an online-merge-offline music listening experience, have also amassed a wide audience amid the COVID-19 pandemic.

There are no comparable recent events that provide guidance on the effect the COVID-19 outbreak as a global pandemic may have, and, as a result, the ultimate impacts of the pandemic are highly uncertain and subject to change, even though conditions have been gradually improving. Variations of the COVID-19 virus, including notably the Omicron variant, have caused new outbreaks in China and across the world. For example, the recent resurgence of the Omicron variant in China since the beginning of 2022 resulted in city-wide lockdowns in a number of Chinese cities with heightened prevention measures adopted across China to curb the outbreak. This caused disruptions to varying degrees to normal business activities in China.

Nevertheless, the latest COVID-19 outbreak in China had not materially adversely affected our business, results of operations or financial condition as of the Latest Practicable Date, on the basis that (i) we mainly operate our business online, which had been less directly impacted by the city-wide lockdowns or other heightened prevention measures, (ii) we have taken precautionary measures in line with government guidelines to minimize the risks of the COVID-19 to our employees, and to ease the impact of the COVID-19 on our normal business operations, and (iii) the pandemic situation across China has been gradually improving with major cities resuming normal social and economic activities from recent lockdowns.

The extent to which the COVID-19 pandemic may continue to impact our business will depend on future developments, which are highly uncertain and unpredictable, such as the duration of the pandemic, the effectiveness of travel restrictions and other measures to contain the outbreak and its impact, such as social distancing, quarantines and lockdowns. See also “Risk Factors—Risks Related to Doing Business in China—We face risks related to accidents, disasters and public health challenges in China and globally.”

As of June 30, 2022, our cash and cash equivalents were RMB10,044 million (US$1,500 million). Our principal sources of liquidity have been cash generated from our operating activities. We believe this level of liquidity, coupled with our existing cash balance and strong monetization capabilities, is sufficient to allow us to successfully weather adverse changes and economic downturns during an extended period of uncertainty caused by the COVID-19 pandemic.

RECENT PRC REGULATORY DEVELOPMENT

Cybersecurity and Data Privacy

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which took effect in September 2021. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law of the PRC, effective from November 1, 2021. See “Regulatory Overview—Regulations on Internet Security” and “Regulatory Overview—

Regulations on Privacy Protection” in Exhibit 99.1 to the Supplemental 6-K. On December 28, 2021, the CAC, the NDRC, the MIIT, and several other PRC regulatory authorities jointly issued the Cybersecurity Review Measures which became effective on February 15, 2022. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services, and network platform operators engaging in data processing activities, must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulate that network platform operators holding over one million users’ personal information shall apply with the Cybersecurity Review Office for a cybersecurity review before listing in a foreign country. On April 26, 2022, we consulted the China Cybersecurity Review Technology and Certification Center (the “CCRC”), which was entrusted by the CAC to set up cybersecurity review consultation hotlines, on a real-name basis. The CCRC has advised us that (i) the term of “listing in a foreign country” under the Cybersecurity Review Measures does not apply to listings in Hong Kong for purposes of the mandatory obligation to apply for a cybersecurity review with the CAC, and (ii) since the Regulations on Network Data Security Management (Draft for Comment) has not become effective or been formally implemented, the mandatory obligation to apply for a cybersecurity review with the CAC does not apply to the Listing. Our PRC Legal Adviser is of the view, based on consultation with the CCRC, that the term of “listing in a foreign country” under the Cybersecurity Review Measures does not apply to listings in Hong Kong for purposes of the mandatory obligation to apply for a cybersecurity review with the CAC. However, given the Cybersecurity Review Measures were recently promulgated, there are substantial uncertainties as to the interpretation, application and enforcement of the Cybersecurity Review Measures. See “Regulatory Overview—Regulations on Internet Security” in Exhibit 99.1 to the Supplemental 6-K.

We believe that the Listing is unlikely to give rise to any national security risks under the Cybersecurity Review Measures, having considered that, as of September 7, 2022, (i) we had not been notified by any PRC regulatory authorities of being classified as a critical information infrastructure operator which may be subject to cybersecurity review in certain circumstances that may affect national security in accordance with the Cybersecurity Review Measures; (ii) we had implemented comprehensive policies and rules and taken necessary measures on cybersecurity and data protection, which are in compliance with the mandatory requirements of the PRC regulatory authorities in all material respects; (iii) the users’ personal information we collect and generate within the territory of mainland China is stored within the territory of mainland China, and our daily operations and the Listing do not involve cross-border transfer of identified core data, important data or a large amount of personal information, which could increase the possibility of us being subject to a cybersecurity review that may be initiated by relevant regulatory authorities at their discretion; (iv) we had not received any inquiry, notice, warning from any PRC regulatory authorities, or have not been subject to any investigation, sanctions or penalties made by any PRC regulatory authorities regarding national security risks caused by our business operations or the proposed Listing; and (v) we had not been involved in any service, product or data processing activities that might give rise to national security risks based on the factors set out in Article 10 of the Cybersecurity Review Measures and have not been inquired, investigated, warned or penalized by any PRC authorities in this respect. Based on foregoing, our PRC Legal Adviser is of the view that, as of September 7, 2022, the likelihood that our business operations and/or the proposed Listing would subject us to a cybersecurity review under the Cybersecurity Review Measures is relatively low. However, our PRC Legal Adviser has also advised us that, given that (i) there is no clear explanation or interpretations as to how to determine what “may affect national security” under the current effective PRC laws and regulations, (ii) the identification of critical information infrastructure operators and the scope of network products or services and data processing activities that affect or may affect national security remain unclear and are subject to interpretation by relevant PRC regulatory authorities, and (iii) the PRC regulatory authorities have discretion in interpreting the regulations, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC Legal Adviser.

Furthermore, on November 14, 2021, the CAC published the Regulations on Network Data Security Management (Draft for Comment), or the Draft Regulations on Network Data, which reiterate the circumstances under which data processors shall apply for cybersecurity review, including, among others, (i) the data processors who process over one million users’ personal information apply for listing in a foreign county; and (ii) the data processors’ proposed listing in Hong Kong affects or may affect national security. However, it provides no further explanation or interpretation as to how to determine what “may affect national security,” and there remain uncertainties whether we would be subject to the cybersecurity review for this Listing pursuant to such measures. As of September 7, 2022, there is no schedule as to when the Draft Regulations on Network Data will be enacted. Substantial uncertainties exist with respect to its enactment timetable, final content, interpretation and implementation.

In 2019, 2020 and 2021 and the three months ended March 31, 2022 and up to September 7, 2022, (i) there had been no material incident of data or personal information leakage, infringement of data protection and privacy laws and regulations or investigation or other legal proceeding, pending or threatened against us initiated by competent regulatory authorities or third parties, that will materially and adversely affect the business of us; (ii) we had not been subject to any material fines, administrative penalties, or other sanctions by any relevant regulatory authorities in relation to violation of cybersecurity and data protection laws and regulations; and (iii) we had not been involved in any investigations on cybersecurity review made by the CAC. In addition, we have maintained a comprehensive and rigorous data protection program and implemented comprehensive and strict internal policies, procedures and measures to ensure our compliance practice in data protection. See “Business—Technology and Data Capabilities—Data Security and Privacy” in Exhibit 99.1 to the Supplemental 6-K for details. Moreover, we will (a) closely monitor and assess any regulatory development in relation to cybersecurity and data protection; (b) adjust and optimize our practices in data protection in a timely manner to comply with the new requirements imposed by any new laws and regulations; (c) continuously improve our data security protection technologies and internal control procedures and engage external professional parties to advise us on cybersecurity and data protection requirements, if needed; and (d) proactively maintain communications with the relevant PRC regulators.

Based on the foregoing, our PRC Legal Adviser and Directors are of the view that we are in compliance with the existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material aspects. In addition, our Directors and PRC Legal Adviser do not believe that the Draft Regulations on Network Data, if implemented in the current form, would have a material adverse impact on our business operations or the proposed Listing, nor do they foresee any material impediments for us to comply with the requirements under the Draft Regulations on Network Data in all material aspects.

Filings and Approvals Required by the PRC Regulatory Authorities Regarding the Proposed Listing

On December 24, 2021, the CSRC published the Administrative Provisions of the State Council on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Draft Administrative Provisions, and the Measures for the Overseas Issuance and Listing of Securities Record-filings by Domestic Companies (Draft for Comments), or the Draft Measures, for public comments. Pursuant to these drafts, PRC domestic companies that directly or indirectly seek to offer or list their securities on an overseas stock exchange, including a PRC company limited by shares and an offshore company whose main business operations are in China and intends to offer securities or be listed on an overseas stock exchange based on its onshore equities, assets, incomes or other similar interests, are required to file with the CSRC within three business days after submitting their application documents to the regulator in the place of intended listing or offering. See “Regulatory Overview—Regulations on M&A and Overseas Listings” in Exhibit 99.1 to the Supplemental 6-K.

Further, at the press conference held for these draft regulations on December 24, 2021, officials from the CSRC clarified that only the initial public offerings by PRC domestic companies and financing by existing overseas-listed PRC domestic companies would be required to complete the filing process if these drafts became effective in their current forms, and the existing overseas-listed companies that do not have subsequent financing activities will be allowed to complete the filing within the transition period. Therefore, if these draft regulations become effective in their current forms before this Listing is completed, our PRC Legal Adviser is of the view that we may be required to complete the filing procedures with the CSRC in connection with this Listing. The officials from the CSRC have also confirmed that companies with VIE structure may conduct overseas offerings and listings if they comply with applicable PRC laws and regulations. As advised by our PRC Legal Adviser, as of the date of this listing document, each of the agreements under the Contractual Arrangements is valid, legal and binding under PRC laws and regulations, and is not in violation of provisions of PRC laws and regulations currently in effect. Based on foregoing, our PRC Legal Adviser is of the view that the Contractual Arrangements would remain compliant with applicable PRC laws and regulations after these draft regulations come into effect in their current forms.

In addition, pursuant to the Draft Administrative Provisions, an overseas offering and listing of a PRC company is prohibited under any of the following circumstances, if (i) it is prohibited by PRC laws, (ii) it may constitute a threat to or endanger national security determined by competent PRC authorities, (iii) it has material ownership disputes over equity, major assets, and core technology, (iv) in recent three years, the Chinese operating entities and their controlling shareholders and actual controllers have committed relevant prescribed criminal offenses or are currently under investigations for suspicion of criminal offenses or major violations, (v) the directors, supervisors, or senior executives have been subject to administrative punishment for severe violations, or are currently under investigations for suspicion of criminal offenses or major violations, or (vi) it has other circumstances as prescribed by the State Council. As advised by our PRC Legal Adviser, there are no explicit PRC laws and regulations which prohibit us from offering and listing on an overseas stock exchange. Furthermore, based on legal due diligence and public search conducted on the Company’s PRC subsidiaries and consolidated affiliated entities, their controlling shareholders and actual controllers, and their directors, supervisors and senior executives and to the best of our knowledge, as of September 7, 2022, our PRC subsidiaries and the consolidated affiliated entities, their controlling shareholders and actual controllers, as well as our directors, supervisors and senior executives have not been involved in relevant criminal offenses or administrative penalties that would prohibit us from conducting overseas offering and listing under the Draft Administrative Provisions. Based on the foregoing, if the Draft Administrative Provisions and the Draft Measures become effective in their current forms before the Listing is completed, we do not foresee any material impediment for us to comply with these regulations in any material respect. However, as advised by our PRC Legal Adviser, there are substantial uncertainties as to the implementation and interpretation of these draft regulations. In particular, it remains uncertain if the overseas offering and listing would be considered “constituting a threat to or endanger national security,” and the regulatory authorities may have discretion in the interpretation and enforcement of these rules, if enacted. The period for which the CSRC solicits comments on these drafts ended on January 23, 2022. As of September 7, 2022, the Draft Administrative Provisions and the Draft Measures are still in draft form and there is no definitive schedule for the adoptions of such drafts, and it remains unclear whether the versions adopted will contain any further material changes. There remain substantial uncertainties about how these drafts will be enacted, interpreted or implemented and how they will affect our operations and the Listing.

As of September 7, 2022, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection to the Listing from the CSRC, the CAC, or any other PRC regulatory agencies that have jurisdiction over our operations, nor have we received any enquiries, comments, instructions, guidance or other concerns from any PRC authorities, including the CSRC, with respect to our Listing plan or Contractual Arrangements. If it is determined in the future that filings or approvals from the CSRC, the CAC, or other regulatory requirements are required for the Listing, it is uncertain whether we can or how long it will take us to complete such filings or obtain such approvals, and any such approval could be rescinded even obtained. Any failure to complete such filings, or failure to obtain or delay in obtaining such approvals for the Listing, or a rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC, the CAC, or other PRC regulatory agencies. See “Risk Factors—Risks Related to Our Corporate Structure—The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC regulatory authorities may be required under PRC law in connection with this Listing and our future issuance of securities overseas, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” in Exhibit 99.1 to the Supplemental 6-K for more details.

Based on the foregoing, our PRC Legal Adviser is of the view that the Draft Measures permit PRC domestic companies with a VIE structure in compliance with applicable PRC laws and regulations to conduct overseas offerings and listings, and do not impose additional compliance requirements on the business operations of such PRC companies. Based on the foregoing analysis, with the advice of our PRC Legal Adviser, the Directors do not foresee the Draft Administrative Provisions and the Draft Measures, if they become effective in their current forms, would have a material adverse impact on our ability to operate our business under the Contractual Arrangements.

Anti-Monopoly Law Enforcement

The PRC anti-monopoly enforcement agencies have in recent years strengthened enforcement of the PRC Anti-monopoly Law, including in the context of mergers and acquisitions and unfair competition. In July 2021, the SAMR issued an Administrative Penalty Decision to Tencent regarding its acquisition of CMC in 2016. Pursuant to the decision, we shall implement a rectification plan to, among other things, terminate exclusive music copyright licensing arrangements within 30 days from the date of the decision. We shall also discontinue any arrangement where we offer high advance licensing payment to and seek preferential licensing terms from copyright owners without reasonable grounds. To comply with such decision, Tencent and we have terminated the exclusivity with upstream copyright holders subject to certain limited exceptions specified in the decision and we will pursue non-exclusive collaborations with upstream copyright holders in accordance with the requirements in the decision. We had terminated the exclusivity with upstream copyright holders and ceased to enter into any new arrangements where we offer high advance licensing payments to and/or seek preferential licensing terms that may be deemed incompliant by the SAMR, from copyright holders pursuant to the Administrative Penalty Decision by late August 2021. We were not required to compensate the upstream copyright owners and did not make impairment to the relevant copyrights as a result of the termination of exclusive music copyright licensing arrangements pursuant to the Administrative Penalty Decision.

The requirements imposed by the Administrative Penalty Decision resulted in a decrease of our sublicensing revenues to the extent such revenues were generated from exclusive licensing arrangements. Meanwhile, the termination of exclusivity will reduce the content sourcing cost required to procure music content from certain music labels because we will no longer be required to pay music labels a premium to obtain exclusive rights to certain licensed content. Given such positive impacts to content sourcing cost and the fact that sublicensing revenues only accounted for a minority portion of our online music revenues before the termination of exclusive licenses, our remedial measures in response to the Administrative Penalty Decision did not overall have a material adverse impact on our net profit. Moreover, these measures did not have a material adverse impact on our online subscription revenue, because our online music paying users are not attracted to our platforms solely by the exclusivity of certain music content but rather because of our comprehensive content library, attractive social and product features, and all-in-one online entertainment experience which together distinguish us from our peers. In addition, despite the termination of exclusivity, we are allowed to offer songs licensed by certain copyright holders on an exclusive basis for a period of no more than 30 days upon their initial releases on our platform, which has also contributed to our ability to expand our paying user base and drive music subscription revenues.

We believe as concurred by our PRC Legal Adviser, that as of September 7, 2022 the Administrative Penalty Decision and our remedial measures taken in response had not resulted in any direct material adverse impact on our business, results of operations and financial condition because:

•

As of September 7, 2022, the termination of exclusivity had not resulted in any direct material adverse impact on our online music revenues and total revenues, because music subscription, which currently accounts for a substantial majority of online music revenues, is expected to continue to grow and become an important driver for our online music revenues going forward.

•

The termination of exclusivity with upstream copyright holders may lower the entry barriers for new market entrants, intensifying the competition within China’s online music industry, which may result in increased competitive pressure on us and our growth prospect. However, we believe that our established market position, vast and loyal customer base, technological innovations and increasingly diversified product and content offerings have allowed and will continue to allow us to compete effectively in our industry.

•

The termination of exclusivity with upstream copyright owners is expected to reduce the content sourcing cost required to procure music content from certain music labels in the long run because we will no longer be required to pay music labels a premium to obtain exclusive rights to certain licensed content, which is expected to allow us to further improve overall content cost efficiency going forward.

•

As of the date of this listing document, we had not received any further inquiry, notice, warning, sanction or objection relating to our remedial measures adopted in accordance with the Administrative Penalty Decision from the SAMR that resulted in any direct material adverse impact on our business, results of operations and financial condition.

•

Other than the Administrative Penalty Decision, as of September 7, 2022, we had not been subject to any other sanctions or penalties made by the PRC regulators regarding any anti-monopoly matters, nor had we received any order or decision from the PRC regulators that determines our current operations fall under the scope of monopolistic activities.

To further enhance our antitrust compliance efforts, we have formed a dedicated anti-monopoly compliance department to establish our group-wide compliance policies and programs including a systematic review mechanism to ensure that our commercial practices are conducted in compliance with antitrust laws, as well as protocols to effectively communicate with regulatory authorities, among other things. For details of our internal control measures, see “Business—Risk Management and Internal Control—Regulatory Compliance and Legal Risk Management” in Exhibit 99.1 to the Supplemental 6-K.

IMPLICATION OF THE HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations. Our auditor, the independent registered public accounting firm that issues the audit report included in the 2021 Form 20-F, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB. Final rules implementing the submission and disclosure requirements in the HFCAA were adopted by the SEC on December 2, 2021 and generally became effective on January 10, 2022. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB is expected to reassess its determinations for purposes of the HFCAA by the end of 2022. However, uncertainties exist with respect to the implementation of these provisions and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections”, “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be delisted and our ADSs and shares prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect and fully investigate auditors located in China. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations that the PCAOB is unable to inspect and investigate completely. Under the current law, delisting and prohibition from over-the-counter trading in the U.S. could take place in 2024,” and “Risk Factors—Risks Related to Doing Business in China—The potential enactment of the Accelerating Holding Foreign Companies Accountable Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ADSs may be prohibited from over-the-counter trading or delisted. If this bill is enacted, our ADSs could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023” in Exhibit 99.1 to the Supplemental 6-K.

OUR HOLDING COMPANY STRUCTURE AND THE VIE CONTRACTUAL ARRANGEMENTS

We are a Cayman Islands company and currently conduct substantially all of our business operations in the PRC through our subsidiaries incorporated in the PRC, and the VIEs. Our PRC subsidiaries control the VIEs in the PRC through a series of contractual arrangements. We conduct a significant portion of our businesses in China through the VIEs. It is the VIEs that hold our key operating licenses, provide services to our customers, and enter into contracts with our suppliers. We operate our businesses this way because PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services and online cultural services. These contractual arrangements entered into with the VIEs allow us to receive substantially all of the economic benefits of the VIEs and have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. These contractual arrangements include the operating agreement, equity pledge agreement, exclusive purchase option agreement, shareholder voting right trust agreement, loan agreement, and cooperation agreement, as the case may be. As a result of these contractual arrangements, we exert effective control over, and are considered the primary beneficiary of, the VIEs and consolidate their operating results in our financial statements under IFRS.

Our corporate structure involves unique risks to investors in the ADSs. In 2019, 2020 and 2021, the amount of revenues generated by the VIEs accounted for 99.8%, 99.8% and 99.1%, respectively, of our total net revenues. As of December 31, 2020 and 2021, total assets of the VIEs, excluding amounts due from other companies in the Group, equaled to 26.5% and 26.9% of our consolidated total assets as of the same dates, respectively. Our contractual arrangements with the VIEs have not been tested in court. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless if we are unable to effectively enforce our contractual control rights over the assets and operations of the VIEs that conduct a significant portion of our business in China.

The VIEs are owned by certain nominee shareholders and we do not have any equity interests in the VIEs. As a result, control through these contractual arrangements may be less effective than direct ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the legality and enforceability of these contractual arrangements. If the PRC government finds such agreements to be illegal, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure” in our 2021 Form 20-F for detailed discussion.

TRANSFER OF FUNDS AND OTHER ASSETS

Under relevant PRC laws and regulations, we are permitted to remit funds to the VIEs through loans rather than capital contributions. The VIEs fund their operations primarily using cash generated from operating and financing activities.

As of December 31, 2021, Tencent Music Entertainment Group had made cumulative capital contributions of US$947 million to our PRC subsidiaries through intermediate holding company and were accounted as long-term investments of Tencent Music Entertainment Group. These funds have been used by our PRC subsidiaries for their operations. As of December 31, 2021, the loan balance owed by the VIEs from our PRC subsidiaries was RMB98 million. Our PRC subsidiaries maintained certain personnel for content production, sales and marketing, research and development, and general and administrative functions to support the operations of the VIEs. In 2019, 2020 and 2021, the VIEs transferred RMB11,769 million, RMB15,372 million and RMB17,743 million (US$2,784 million), respectively, to our PRC subsidiaries as payment of services fees (“Service Charges”). In 2019, 2020 and 2021, the intercompany fund transfers from our PRC subsidiaries to the VIEs amounted to RMB53 million, RMB717 million and RMB3,524 million (US$553 million), respectively, for treasury management purpose.

As advised by our PRC legal advisor, for any amounts owed by the VIEs to our PRC subsidiaries under the VIE agreements, unless otherwise required by PRC tax authorities, we are able to settle such amounts without limitations under the current effective PRC laws and regulations, provided that the VIEs have sufficient funds to do so. Tencent Music Entertainment Group has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend that such profits will be permanently reinvested by such subsidiaries and VIEs for their PRC operations. As of December 31, 2021, the total amount of undistributed profits from the PRC subsidiaries and the VIEs for which no withholding tax had been accrued was RMB19,107 million (US$2,998 million), and the unrecognized tax liabilities were RMB1,911 million (US$300 million). See “Item 8. Financial Information—8.A. Consolidated Statements and Other Financial Information—Dividend Policy” in our 2021 Form 20-F and “Dividend Policy” in this prospectus supplement.

For the purpose of illustration, the below table reflects the hypothetical taxes that might be required to be paid within China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay a dividend in the future:

Taxation Scenario Statutory Tax and Standard Rates
Hypothetical pre-tax earnings	100%
Tax on earnings at statutory rate of 25%	-25%
Net earnings available for distribution	75%
Withholding tax at standard rate of 10%*	-7.5%
Net distribution to Parent/Shareholders	67.5%

Note:

*

The PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or FIE, to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with China, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

The table above has been prepared under the assumption that all profits of the VIEs will be distributed as fees to our PRC subsidiaries under tax neutral contractual arrangements. If in the future, the accumulated earnings of the VIEs exceed the fees paid to our PRC subsidiaries, or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities, we have other tax-planning strategies that can be deployed on a tax neutral basis.

Should all tax planning strategies fail, the VIEs could, as a matter of last resort, make a non-deductible transfer to our PRC subsidiaries for the amounts of the stranded cash in the VIEs. This would result in the double taxation of earnings: one at the VIE level (for non-deductible expenses) and one at the PRC subsidiary level (for presumptive earnings on the transfer). Such a transfer and the related tax burdens would reduce our after-tax income to approximately 50.6% of the pre-tax income. Our management is of the view that the likelihood that this scenario would happen is remote.

Condensed Consolidating Schedule

The following tables present the summary statements of operations for the VIEs and other entities for the periods presented.

	For the Year Ended December 31, 2019
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	148	25,379	10,129	1,073	(11,295)[d]	25,434
Cost of revenues	(252)	(18,852)	(6,575)	(206)	9,124 [d]	(16,761)

Gross (loss)/profit	(104)	6,527	3,554	867	(2,171)	8,673
Operating (loss)/profit	(88)	1,631	2,779	297	3	4,622
(Loss)/profit before income tax	(129)	1,607	2,851	206	5	4,540
Income from subsidiaries and VIEs	4,111	—	1,329	3,905	(9,345)	—
Profit for the year	3,982	1,323	3,901	4,111	(9,340)	3,977

	For the Year Ended December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	—	29,094	11,935	837	(12,713)[d]	29,153
Cost of revenues	—	(21,889)	(8,167)	(78)	10,283 [d]	(19,851)

Gross profit	—	7,205	3,768	759	(2,430)	9,302
Operating (loss)/profit	(260)	1,966	2,728	275	1	4,710
(Loss)/profit before income tax	(331)	1,936	2,717	307	3	4,632
Income from subsidiaries and VIEs	4,466	—	1,625	4,155	(10,246)	—
Profit for the year	4,176	1,625	4,152	4,466	(10,243)	4,176

	For the Year Ended December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	—	30,949	15,393	1,920	(17,018)[d]	31,244
Cost of revenues	—	(25,278)	(10,258)	(992)	14,688 [d]	(21,840)

Gross profit	—	5,671	5,135	928	(2,330)	9,404
Operating (loss)/profit	(201)	(56)	3,354	713	(10)	3,800
(Loss)/profit before income tax	(298)	(34)	3,337	634	(7)	3,632
Income/(loss) from subsidiaries and VIEs	3,526	—	(206)	2,903	(6,223)	—
Profit/(loss) for the year	3,257	(209)	2,903	3,494	(6,230)	3,215

The following tables present the summary balance sheet data for the VIEs and other entities as of the dates presented.

	As of December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
ASSETS
Non-current assets
Investments in subsidiaries	28,158	—	—	19,214	(47,372)[b]	—
Investments in VIEs	—	—	10,229	—	(10,229)[b]	—
Intangible assets and goodwill	13,605	5,358	550	4	(5)[a]	19,512
Investments accounted for using equity method	—	575	—	1,680	—	2,255
Financial assets at fair value through other comprehensive income	—	—	—	9,771	—	9,771
Prepayments, deposits and other assets	50	876	30	—	—	956
Term deposits	—	—	2,953	—	—	2,953
Others	—	585	422	132	—	1,139

	41,813	7,394	14,184	30,801	(57,606)	36,586

Current assets
Amounts due from subsidiaries and VIEs	3,312	7,668	3,029	30	(14,039)[c]	—
Prepayments, deposits and other assets	174	267	1,813	592	—	2,846
Term deposits	7,758	—	7,100	—	—	14,858
Cash and cash equivalents	5,686	1,397	3,952	93	—	11,128
Others	—	1,368	1,225	262	—	2,855

	16,930	10,700	17,119	977	(14,039)	31,687

Total assets	58,743	18,094	31,303	31,778	(71,645)	68,273

LIABILITIES
Non-current liabilities
Notes payable	5,175	—	—	—	—	5,175
Others	29	393	304	39	—	765

	5,204	393	304	39	—	5,940

Current liabilities
Amounts due to subsidiaries and VIEs	671	1,476	8,563	3,287	(13,997)[c]	—
Deferred revenue	—	1,569	—	39	—	1,608
Others	623	3,941	3,180	250	—	7,994

	1,294	6,986	11,743	3,576	(13,997)	9,602

Total liabilities	6,498	7,379	12,047	3,615	(13,997)	15,542

Total equity	52,245	10,715	19,256	28,163	(57,648)	52,731

	As of December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
ASSETS
Non-current assets
Investments in subsidiaries	29,149	—	—	22,850	(51,999)[b]	—
Investments in VIEs	—	—	10,288	—	(10,288)[b]	—
Intangible assets and goodwill	14,173	6,891	886	12	(12)[a]	21,950
Investments accounted for using equity method	—	638	—	2,961	—	3,599
Financial assets at fair value through other comprehensive income	—	—	—	7,302	—	7,302
Prepayments, deposits and other assets	9	151	559	24	—	743
Term deposits	—	50	4,253	—	—	4,303
Others	—	992	1,432	142	—	2,566

	43,331	8,722	17,418	33,291	(62,299)	40,463

Current assets
Amounts due from subsidiaries and VIEs	4,391	5,049	3,422	11	(12,873)[c]	—
Prepayments, deposits and other assets	83	843	1,805	—	—	2,731
Term deposits	7,609	—	5,160	—	—	12,769
Cash and cash equivalents	1,061	634	4,504	392	—	6,591
Others	—	2,869	1,028	803	—	4,700

	13,144	9,395	15,919	1,206	(12,873)	26,791

Total assets	56,475	18,117	33,337	34,497	(75,172)	67,254

LIABILITIES
Non-current liabilities
Notes payable	5,062	—	—	—	—	5,062
Others	66	416	205	—	—	687

	5,128	416	205	—	—	5,749

Current liabilities
Amounts due to subsidiaries and VIEs	826	503	7,133	4,413	(12,875)[c]	—
Deferred revenue	—	1,834	—	—	—	1,834
Others	204	4,333	3,149	930	—	8,616

	1,030	6,670	10,282	5,343	(12,875)	10,450

Total liabilities	6,158	7,086	10,487	5,343	(12,875)	16,199

Total equity	50,317	11,031	22,850	29,154	(62,297)	51,055

The following tables present the summary cash flow data for the VIEs and other entities for the periods presented.

	For the Year Ended December 31, 2019
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash inflow/(outflow) from operating activities	745	(182)	4,996	641	—	[e]	6,200
Net cash inflow/(outflow) from investing activities	696	(185)	(7,749)	(32)	(832)[f]		(8,102)
Net cash inflow/(outflow) from financing activities	108	(34)	(42)	(895)	832	[f]	(31)

Net increase/(decrease) in cash and cash equivalents	1,549	(401)	(2,795)	(286)	—		(1,933)

Cash and cash equivalents, beginning of the year	9,321	1,728	5,794	513	—		17,356
Exchange differences on cash and cash equivalents	—	—	—	3	—		3

Cash and cash equivalents, end of the year	10,870	1,327	2,999	230	—		15,426

	For the Year Ended December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash (outflow)/inflow from operating activities	(67)	454	4,574	(76)	—	[e]	4,885
Net cash (outflow)/inflow from investing activities	(10,230)	(1,099)	(3,535)	(710)	1,368	[f]	(14,206)
Net cash inflow/(outflow) from financing activities	5,383	715	(86)	648	(1,368)[f]		5,292

Net (decrease)/increase in cash and cash equivalents	(4,914)	70	953	(138)	—		(4,029)

Cash and cash equivalents, beginning of the year	10,870	1,327	2,999	230	—		15,426
Exchange differences on cash and cash equivalents	(270)	—	—	1	—		(269)

Cash and cash equivalents, end of the year	5,686	1,397	3,952	93	—		11,128

	For the Year Ended December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash inflow/(outflow) from operating activities	69	(671)	5,628	213	—	[e]	5,239
Net cash (outflow)/inflow from investing activities	(1,064)	(3,554)	(5,005)	95	3,529	[f]	(5,999)
Net cash (outflow)/inflow from financing activities	(3,571)	3,462	(71)	(1)	(3,529)[f]		(3,710)

Net (decrease)/ increase in cash and cash equivalents	(4,566)	(763)	552	307	—		(4,470)

Cash and cash equivalents, beginning of the year	5,686	1,397	3,952	93	—		11,128
Exchange differences on cash and cash equivalents	(59)	—	—	(8)	—		(67)

Cash and cash equivalents, end of the year	1,061	634	4,504	392	—		6,591

For the eliminating adjustments:

a)	Represents the elimination of Service Charges between the VIEs and our PRC subsidiaries.
b)	Represents the elimination of the investments in the VIEs and our PRC subsidiaries.
c)	Represents the elimination of intercompany balance between Tencent Music Entertainment Group, the VIEs, and our subsidiaries.
d)

Represents the Services Charges between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries, which were eliminated at the consolidation level. The intercompany revenues and costs in relation to the Service Charges to the VIEs by our PRC subsidiaries amounted to RMB7,895 million, RMB9,497 million and RMB13,039 million (US$2,046 million), for the year ended December 31, 2019, 2020 and 2021, respectively.

e)

The cash flows which have occurred between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries represents the intercompany services fees which were eliminated at the consolidation level. In 2019, 2020 and 2021, the VIEs transferred RMB11,769 million, RMB15,372 million and RMB17,743 million (US$2,784 million), respectively, to our PRC subsidiaries as Service Charge, which were eliminated at the consolidated level.

f)

Represents the elimination of intercompany fund transfers between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries. The intercompany fund transfers from WOFEs to the VIEs, which were eliminated at consolidated level, amounted to RMB53 million, RMB717 millions and RMB3,524 million (US$553 million), for the year ended December 31, 2019, 2020 and 2021, respectively.

Restrictions on Foreign Exchange and the Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors

In the future, if and when we become profitable, Tencent Music Entertainment Group’s ability to pay dividends, if any, to its shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to Tencent Music Entertainment Group. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our PRC subsidiaries may not have sufficient distributable profits to pay dividends to us in the near future.

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Tencent Music Entertainment Group. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

For PRC and United States federal income tax consideration of an investment in the ADSs, see “Item 10. Additional Information—10.E. Taxation” in the 2021 Form 20-F and the section headed “Taxation.”

OUR ARTICLES OF ASSOCIATION

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our Articles of Association, the Cayman Companies Act and the common law of the Cayman Islands.

The laws of Hong Kong differ in certain respects from the Cayman Companies Act, and our Articles of Association do not currently satisfy some of the articles requirements pursuant to Appendix 3 to the Hong Kong Listing Rules (the “Unmet Listing Rules Articles Requirements”). In addition to the Unmet Listing Rules Articles Requirements, we have proposed additional amendments to our existing Articles of Association for better corporate governance (the “Additional Amendments”). We will put forth resolutions to incorporate the Unmet Listing Rules Articles Requirements and Additional Amendments into our Articles of Association (the “Amendment Resolutions”) at a general meeting (the “General Meeting”) of the Company to be convened within six months after the completion of the Listing. Min River Investment Limited (“Min River”), one of our controlling shareholders, will, prior to the Listing, irrevocably undertake to us to be present at the General Meeting, any general meeting and class meeting after the completion of the Listing until all Amendment Resolutions are approved by shareholders, and to vote in favor of the Amendment Resolutions. In addition, our Company will, prior to the Listing, undertake to the Hong Kong Stock Exchange that we will fully comply with the Unmet Listing Rules Articles Requirements and Additional Amendments upon the Listing and before our existing Articles of Association are formally amended to incorporate the Unmet Listing Rules Articles Requirements and Additional Amendments save for paragraph 15 and 16 of Appendix 3 to the Hong Kong Listing Rules.

Prospective investors are advised to be aware of the potential risks involved in any potential change of listing venue. For instance, if the Shares of the Company are no longer traded on the Hong Kong Stock Exchange, you may lose the shareholder protection mechanisms afforded under the relevant Hong Kong Listing Rules. For further information about the associated risks, please refer to the section headed “Risk Factors—Risks Related to Our Shares, Our ADSs and the Listing.”

THE LISTING

On December 12, 2018, we listed our ADSs on the NYSE under the symbol “TME.” We have applied for a listing of our Class A ordinary shares by way of introduction on the Main Board under Chapter 7 (Equity Securities) as well as Chapter 19C (Secondary Listings of Overseas Issuers) of the Hong Kong Listing Rules. Dealings in our Class A ordinary shares on the Hong Kong Stock Exchange will be conducted in Hong Kong dollars. Our Class A ordinary shares will be traded on the Hong Kong Stock Exchange in board lots of 100 Class A ordinary shares.

FUNGIBILITY AND EXCHANGES BETWEEN ADSs AND CLASS A ORDINARY SHARES

In connection with the Listing, and to facilitate fungibility and conversion between ADSs and Class A ordinary shares and trading between the NYSE and the Hong Kong Stock Exchange, we intend to move all our issued Class A ordinary shares from our Cayman share register to our Hong Kong Share Registrar. Holders of Class A ordinary shares registered on the Hong Kong share register will be able to convert these Class A ordinary shares into ADSs, and vice versa.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

CORPORATION INFORMATION

Our corporate headquarters is located at Unit 3, Building D, Kexing Science Park, Kejizhongsan Avenue, Hi-Tech Park, Nanshan District, Shenzhen, 518057, the People’s Republic of China. Our telephone number at this address is +86-755-8601-3388. Our registered office in the Cayman Islands is located at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

You can also find information on ir.tencentmusic.com. The information contained on our website is not a part of this prospectus supplement. Information appearing on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

RISK FACTORS

An investment in our Class A ordinary shares involves significant risks. You should carefully consider the risks described below together with the risks described in our 2021 Form 20-F, the updated and supplemental risk factors contained in Exhibit 99.1 to the Supplemental 6-K, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. Any of these risks could have a material adverse effect on our business, financial condition, and results of operations. In any such case, the market price of our Class A ordinary shares could decline, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.

Risks Related to Our Shares, Our ADSs and the Listing

As a company applying for listing under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange.

As we are applying for a listing under Chapter 19C of the Hong Kong Listing Rules, we will not be subject to certain provisions of the Hong Kong Listing Rules pursuant to Rule 19C.11, including, among others, rules on notifiable transactions, connected transactions, share option schemes, content of financial statements as well as certain other continuing obligations. In addition, in connection with the Listing, we have applied for a number of waivers and/or exemptions from strict compliance with the Hong Kong Listing Rules and the SFO. As a result, we will adopt different practices as to those matters as compared with other companies listed on the Hong Kong Stock Exchange that do not enjoy those exemptions or waivers.

Our Articles of Association are specific to us and include certain provisions that may be different from common practices in Hong Kong.

In particular, as we are seeking a secondary listing as a Grandfathered Greater China Issuer pursuant to Chapter 19C of the Hong Kong Listing Rules with a weighted voting rights (“WVR”) structure, certain shareholder protection measures and governance safeguards under Chapter 8A of the Hong Kong Listing Rules (Weighted Voting Rights) do not apply to us pursuant to Rule 8A.46 and our Articles of Association differ from Chapter 8A in a number of ways:

•

The Company is controlled by corporate WVR beneficiaries, namely Tencent and Min River, which do not have a finite life span and will not be subject to directors’ fiduciary duties, as opposed to those owned by individual WVR beneficiaries who must be directors of the listing applicant under Chapter 8A of the Listing Rules;

•

Rule 8A.10 of the Hong Kong Listing Rules imposes restriction on voting power conferred to WVR beneficiaries to not more than ten times the voting power of ordinary shares. Each of our Class B ordinary share entitles the holder to exercise 15 votes;

•

Rule 8A.09 of the Hong Kong Listing Rules requires non-WVR shareholders to be entitled to cast at least 10% of the votes that are eligible to be cast on resolutions at the listed issuer’s general meetings. Our WVR beneficiaries in aggregate have more than 90% of the voting power;

•

Chapter 8A prohibits the increase in the proportion of shares with WVRs after the Listing and, where there is a reduction in the number of issued shares, requires shares with WVRs to be reduced proportionately. Our Articles of Association do not contain such restrictions on the Class B ordinary shares;

•

Chapter 8A requires (a) amendments to a listed issuer’s constitutional documents, (b) variation of rights attached to any class of shares, (c) the appointment or removal of an independent non-executive director, (d) the appointment or removal of auditors and (e) the voluntary winding-up of a listed issuer to be subject to shareholder approval on a one vote per share basis. Our Articles of Association do not contain such provisions;

•

we do not have a corporate governance committee. Therefore, there is not a charter that contains the terms otherwise required under Rule 8A.30 and Code Provision A.2.1 of Appendix 14 to the Hong Kong Listing Rules. For more details, see “Directors and Senior Management—Board Practices” in Exhibit 99.1 to the Supplemental 6-K, and

•

the independent non-executive directors of a listed issuer with a WVR structure must be subject to retirement by rotation at least once every three years under Chapter 8A, whereas our Articles of Association do not provide for a term of office for our Directors.

Moreover, our Articles of Association must comply with the requirements set out in Appendix 3 to the Hong Kong Listing Rules unless waived by the Hong Kong Stock Exchange. We will put forth resolutions to our shareholders at a general meeting to be convened within six months after the completion of the Listing to amend certain provisions of our Articles of Association in order to comply with the Hong Kong Listing Rules.

Furthermore, if 55% or more of the total worldwide trading volume, by dollar value, of our Class A ordinary shares and ADSs over our most recent fiscal year takes place on the Hong Kong Stock Exchange, the Hong Kong Stock Exchange will regard us as having a dual primary listing in Hong Kong and we will no longer enjoy certain exemptions or waivers from strict compliance with the requirements under the Hong Kong Listing Rules and the SFO and ruling given under the Takeovers Code, which could result in us having to amend our corporate structure and Articles of Association and we may incur of incremental compliance costs.

If we change the listing venue of our securities, including delisting from either of the New York Stock Exchange and the Hong Kong Stock Exchange, you may lose the shareholder protection mechanisms afforded under the regulatory regimes of the applicable securities exchange.

As a company listed on the New York Stock Exchange and the Hong Kong Stock Exchange, we are subject to various listing standards and requirements that are aimed at protecting your rights as shareholders of the Company, subject to certain applicable permitted exceptions. If we choose to change the listing venue of our securities, including delisting from either exchange, you may lose the shareholder protection measures afforded under the regulatory regimes of the applicable securities exchange. In particular, various factors will be taken into consideration by the Company in relation to the circumstances under which it may be considered not desirable or viable for the shares to remain listed on a certain stock exchange, such as the then regulatory environment of the listing venue and whether the additional compliance cost arising by remaining listed in a particular stock exchange will be unduly burdensome for the Company to further its interest, realize its vision or implementing certain business plans.

The trading price of our ADSs has fluctuated and may be, and the trading price of our Class A ordinary shares can be, volatile, which could result in substantial losses to investors.

The trading price of our ADSs has been volatile and has ranged from a low of US$3.12 to a high of US$31.79 between January 4, 2021 and June 15, 2022. The trading price of our Class A ordinary shares, likewise, can be volatile for similar or different reasons, many of which are beyond our control. The price and trading volumes for our Class A ordinary shares and/or ADSs may be highly volatile for various factors, including the following:

•	variations in our revenues, operating costs and expenses, earnings and cash flow;

•	our controlling shareholder’s business performance and the trading price of its stock;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new products and services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our shareholders, affiliates, Directors, officers or employees, our content offerings, our business model, our services or our industry;

•	general economic or political conditions in China or elsewhere in the world;

•	announcements of new regulations, rules or policies relevant for our business;

•	additions or departures of key personnel;

•	any share repurchase program;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation, regulatory investigations or other legal or regulatory proceedings.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares and/or ADSs will trade

In addition, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of our Class A ordinary shares and/or ADSs, regardless of our actual operating performance. Moreover, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. These broad market and industry fluctuations may adversely affect the market price of our Class A ordinary shares and/or ADSs. Volatility or a lack of positive performance in our Class A ordinary shares and/or ADSs price may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares and/or ADSs, the trading price for our Class A ordinary shares and/or ADSs and trading volume could decline.

The trading market for our Class A ordinary shares and/or ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares and/or ADSs, the trading price for our Class A ordinary shares and/or ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or volume for our Class A ordinary shares and/or ADSs to decline.

Our dual-class voting structure will limit the holders of our Class A ordinary shares and ADSs to influence corporate matters, provide certain shareholders of ours with substantial influence and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

We have adopted a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights other than voting and conversion rights. Each holder of our Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to 15 votes per share. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon (i) any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, or (ii) a change of beneficial ownership of any Class B ordinary shares as a result of which any person who is not an affiliate of registered holders of such Class B ordinary shares becomes a beneficial owner of such Class B ordinary shares, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share. There is no limit on the circumstances where holders of Class B ordinary shares may transfer or otherwise dispose of their Class B ordinary shares.

As of September 7, 2022, Tencent, together with its affiliates, beneficially owned 9.6% of our outstanding Class A ordinary shares and 95.7% of our outstanding Class B ordinary shares, and held in the aggregate 90.4% of our total voting power1. As a result of this dual-class share structure, Tencent will have complete control over the outcome of matters put to a vote of shareholders and have significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of Directors and other significant corporate actions. This concentrated control will limit the ability of the holders of our Class A ordinary shares and ADSs to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial. Moreover, Tencent may increase the concentration of its voting power and/or share ownership in the future, which may, among other consequences, decrease the liquidity in our Class A ordinary shares and ADSs.

Techniques employed by short sellers may drive down the trading price of our Class A ordinary shares and/or ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying an identical number of securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant listed company and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the trading price of our Class A ordinary shares and/or ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholders’ equity, and the value of any investment in our Class A ordinary shares and/or ADSs could be greatly reduced or rendered worthless.

[1]	The foregoing beneficial ownership information of Tencent is based on the Amendment No. 2 to Schedule 13G filed by Tencent with the SEC on February 10, 2022.

The sale or availability for sale, or perceived sale or availability for sale, of substantial amounts of our Class A ordinary shares and/or ADSs could adversely affect their trading price.

Sales of substantial amounts of our Class A ordinary shares and/or ADSs in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares and/or ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the trading price of our Class A ordinary shares and/or ADSs. In addition, certain holders of our existing shares have the right to cause us to register under the Securities Act of 1933, or the Securities Act, the sale of their shares. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the trading price of our Class A ordinary shares and/or ADSs to decline.

Because we do not expect to pay dividends in the foreseeable future, the holders of our Class A ordinary shares and/or ADSs must rely on price appreciation of our Class A ordinary shares and/or ADSs for return on their investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares and/or ADSs as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Accordingly, the return to the holders of our Class A ordinary shares and/or ADSs will likely depend entirely upon any future price appreciation of our Class A ordinary shares and/or ADSs. There is no guarantee that our Class A ordinary shares and/or ADSs will appreciate in value or even maintain the price at which the holders of our Class A ordinary shares and/or ADSs purchased the Class A ordinary shares and/or ADSs. The holders of our Class A ordinary shares and/or ADSs may not realize a return on their investment in our Class A ordinary shares and/or ADSs and they may even lose their entire investment in our Class A ordinary shares and/or ADSs.

Our Articles of Association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

Our Articles of Association contain provisions to limit the ability of others to acquire control of the Company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of the Company in a tender offer or similar transaction. Our Board of Directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If our Board of Directors decides to issue preferred shares, the price of our Class A ordinary shares and/or ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

Our shareholders may face difficulties in protecting their interests, and ability to protect their rights through U.S. or Hong Kong courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the Directors, actions by minority shareholders and the fiduciary duties of our Directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our Directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some other jurisdictions. In particular, the Cayman Islands has a less developed body of securities laws than the United States or Hong Kong. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States or a court in Hong Kong.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (except for our Articles of Association, special resolutions passed by our shareholders and our register of mortgages and charges) or to obtain copies of registers of members of these companies. Our Directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for our shareholders to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may face more difficulties in protecting their interests in the face of actions taken by our management, members of the Board of Directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States or Hong Kong.

Since we are a Cayman Islands exempted company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States or Hong Kong.

Under the laws of some jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. Cayman Islands law relating to the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in some U.S. jurisdictions. In addition, the circumstances in which a shareholder of a Cayman Islands company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a Cayman Islands company being more limited than those of shareholders of a company organized in the United States.

Furthermore, our Directors have the power to take certain actions without shareholder approval which would require shareholder approval under Hong Kong law or the laws of most U.S. jurisdictions. The directors of a Cayman Islands company, without shareholder approval, may implement a sale of any assets, property, part of the business, or securities of the company. Our ability to create and issue new classes or series of shares without shareholders’ approval could have the effect of delaying, deterring or preventing a change in control without any further action by our shareholders, including a tender offer to purchase our ordinary shares at a premium over then current market prices.

Furthermore, our Articles of Association are specific to us and include certain provisions that may be different from common practices in Hong Kong, such as the absence of requirements that the appointment, removal and remuneration of auditors must be approved by a majority of our shareholders.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are legal and other restrictions to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that the investors consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If any of the holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and the majority of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current Directors and officers are nationals and residents of countries and jurisdictions other than the United States or Hong Kong. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the United States or Hong Kong in the event that such shareholders believe that their rights have been infringed under the U.S. federal securities laws, Hong Kong laws or otherwise. Even if such shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render them unable to enforce a judgment against our assets or the assets of our Directors and officers.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the New York Stock Exchange corporate governance listing standards.

As a company listed on the New York Stock Exchange, we are subject to New York Stock Exchange corporate governance listing standards. However, New York Stock Exchange rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange corporate governance listing standards. We have followed and intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the New York Stock Exchange that listed companies must have: (i) a majority of independent directors; (ii) the establishment of a nominating/corporate governance committee composed entirely of independent directors; (iii) a compensation committee composed entirely of independent directors, and (iv) an audit committee composed of at least three members. As a result of our reliance on the “foreign private issuer” exemptions, our shareholders may be afforded less protection than they otherwise would enjoy under New York Stock Exchange corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under Regulation FD governing selective disclosure rules of material nonpublic information.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are a “controlled company” within the meaning of the rules of the New York Stock Exchange and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the rules of the New York Stock Exchange since Tencent beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

•	an exemption from the rule that a majority of our Board of Directors must be independent directors;

•	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and the holders of our ADSs may not be able to exercise their right to direct the voting of the Class A ordinary shares underlying the ADSs.

Holders of ADSs do not have the same rights as our registered shareholders. They will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. They will only be able to exercise the voting rights which attach to the Class A ordinary shares underlying the ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement, dated as of December 11, 2018 by and among Tencent Music Entertainment Group, the Bank of New York Mellon, as ADS depository, and the holders and beneficial owners of the ADSs issued thereunder. If we ask for the ADS holders’ instructions, then upon receipt of their voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for the ADS holders’ instructions, the depositary may still vote in accordance with instructions they give, but it is not required to do so. The ADS holders will not be able to directly exercise any right to vote with respect to the underlying Class A ordinary shares unless they withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, the ADS holders may not receive sufficient advance notice of the meeting to enable them to withdraw the Class A ordinary shares underlying the ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow them to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our Articles of Association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our Directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent the ADS holders from withdrawing the Class A ordinary shares underlying the ADSs and becoming the registered holder of such shares prior to the record date, so that they would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, upon our instruction, the depositary will notify the ADS holders of the upcoming vote and to deliver our voting materials to them. We cannot provide any assurance that they will receive the voting material in time to ensure they can direct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out the ADS holders’ voting instructions. This means that the ADS holders may not be able to exercise the ADS holders’ right to direct how the shares underlying the ADSs are voted and they may have no legal remedy if the shares underlying the ADSs are not voted as they requested.

Our ADS holders may experience dilution of their holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

We may need additional capital, and the sale of additional Class A ordinary shares and/or ADSs or other equity securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.

We may require additional cash resources due to changed business conditions, strategic acquisitions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our Class A ordinary shares and/or ADSs could dilute the interests of our shareholders and ADS holders and adversely impact the market price of our Class A ordinary shares and/or ADSs. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ADS holders may be subject to limitations on transfer of their ADSs.

In certain cases, our ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or regulatory body, or under any provision of the deposit agreement, or for any other reason.

Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our Class A ordinary shares or ADSs could adversely affect the price of our Class A ordinary shares and/or ADS.

If our existing shareholders sell, or are perceived as intending to sell, substantial amounts of our Class A ordinary shares or ADSs, including those issued upon the exercise of our outstanding stock options, the market price of our Class A ordinary shares and/or ADSs could fall. Such sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions contained in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. If our existing shareholders sell a substantial amount of Class A ordinary shares, the prevailing market price for our Class A ordinary shares and/or ADSs could be adversely affected.

We incur increased costs as a result of being a public company.

As a public company, we incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New

York Stock Exchange, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. Complying with these rules and regulations applicable to public companies has increased our accounting, legal and financial compliance costs, making certain corporate activities more time-consuming and costly. We will also incur additional costs as a result of the Listing on the Hong Kong Stock Exchange. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future. In the past, shareholders of a public company in the United States often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material and adverse effect on our financial condition and results of operations.

The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our Class A ordinary shares and/or ADSs.

Upon the Listing, we will be subject to Hong Kong and NYSE listing and regulatory requirements concurrently. The Hong Kong Stock Exchange and NYSE have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of our Class A ordinary shares and our ADSs may not be the same, even allowing for currency differences. Fluctuations in the price of our ADSs due to circumstances peculiar to the U.S. capital markets could materially and adversely affect the price of our Class A ordinary shares, or vice versa. Certain events having significant negative impact specifically on the U.S. capital markets may result in a decline in the trading price of our Class A ordinary shares notwithstanding that such event may not impact the trading prices of securities listed in Hong Kong generally or to the same extent, or vice versa. Because of the different characteristics of the U.S. and Hong Kong capital markets, the historical market prices of our ADSs may not be indicative of the trading performance of our Class A ordinary shares after the Listing.

Exchange between our Class A ordinary shares and our ADSs may adversely affect the liquidity and/or trading price of each other.

Our ADSs are currently traded on NYSE. Subject to compliance with U.S. securities law and the terms of the Deposit Agreement, holders of our Class A ordinary shares may deposit Class A ordinary shares with the depositary in exchange for the issuance of our ADSs. Any holder of ADSs may also surrender ADSs and withdraw the underlying Class A ordinary shares represented by the ADSs pursuant to the terms of the Deposit Agreement for trading on the Hong Kong Stock Exchange. In the event that a substantial number of Class A ordinary shares are deposited with the depositary in exchange for ADSs or vice versa, the liquidity and trading price of our Class A ordinary shares on the Hong Kong Stock Exchange and our ADSs on NYSE may be adversely affected.

The time required for the exchange between Class A ordinary shares and ADSs might be longer than expected and investors might not be able to settle or effect any sale of their securities during this period, and the exchange of Class A ordinary shares into ADSs involves costs.

There is no direct trading or settlement between the NYSE and the Hong Kong Stock Exchange on which our ADSs and our Class A ordinary shares are respectively traded. In addition, the time differences between

Hong Kong and New York, unforeseen market circumstances or other factors may delay the deposit of Class A ordinary shares in exchange for ADSs or the withdrawal of Class A ordinary shares underlying the ADSs. Investors will be prevented from settling or effecting the sale of their securities during such periods of delay. In addition, there is no assurance that any exchange for Class A ordinary shares into ADSs (and vice versa) will be completed in accordance with the timelines that investors may anticipate. Furthermore, the depositary for the ADSs is entitled to charge holders fees for various services including for the issuance of ADSs upon deposit of Class A ordinary shares, cancelation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and annual service fees. As a result, shareholders who exchange Class A ordinary shares into ADSs, and vice versa, may not achieve the level of economic return the shareholders may anticipate.

We are exposed to risks associated with the potential spin-off of one or more of our businesses.

We are exposed to risks associated with the potential spin-off of one or more of our businesses. We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements in paragraph 3(b) of Practice Note 15 to the Hong Kong Listing Rules such that we are able to spin-off a subsidiary entity and list it on the Hong Kong Stock Exchange within three years of the Listing. While we did not have any specific plans with respect to the timing or details of any potential spin-off listing on the Hong Kong Stock Exchange as of Latest Practicable Date, we continue to explore the ongoing financing requirements for our various businesses and may consider a spin-off listing on the Hong Kong Stock Exchange for one or more of those businesses within the three year period subsequent to the Listing. As of September 7, 2022, we had not identified any target for a potential spin-off, and as a result, we do not have any information relating to the identity of any spin-off target or any other details of any spin off. Accordingly, there is no material omission of any information relating to any possible spin-off in this listing document. The waiver granted by the Hong Kong Stock Exchange is conditional upon us confirming to the Hong Kong Stock Exchange in advance of any spin-off that it would not render the Company, excluding the businesses to be spun off, incapable of fulfilling either the eligibility or suitability requirements under Rules 19C.02 and 19C.05 of the Hong Kong Listing Rules based on the financial information of the entity or entities to be spun-off at the time of the Company’s Listing (calculated cumulatively if more than one entity is spun-off). We cannot assure you that any spin-off will ultimately be consummated, whether within the three-year period after the Listing or otherwise, and any such spin-off will be subject to market conditions at the time and approval by the Listing Committee. In the event that we proceed with a spin-off, the Company’s interest in the entity to be spun-off (and its corresponding contribution to the financial results of our Group) will be reduced accordingly.

An active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange might not develop or be sustained, the trading prices of our Class A ordinary shares might fluctuate significantly and the effectiveness of the bridging and liquidity arrangements might be limited.

Following the completion of the Listing, we cannot assure you that an active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange will develop or be sustained. The trading price or liquidity for our ADSs on the NYSE might not be indicative of those of our Class A ordinary shares on the Hong Kong Stock Exchange following the completion of the Listing. If an active trading market of our Class A ordinary shares on the Hong Kong Stock Exchange does not develop or is not sustained after the Listing, the market price and liquidity of our Class A ordinary shares could be materially and adversely affected.

In 2014, the Hong Kong, Shanghai and Shenzhen Stock Exchanges collaborated to create an inter-exchange trading mechanism called Stock Connect that allows international and mainland Chinese investors to trade eligible equity securities listed in each other’s markets through the trading and clearing facilities of their home exchange. Stock Connect currently covers over 2,000 equity securities trading in the Hong Kong, Shanghai and Shenzhen markets. Stock Connect allows mainland Chinese investors to trade directly in eligible equity securities listed on the Hong Kong Stock Exchange, known as Southbound Trading; without Stock Connect, mainland Chinese investors would not otherwise have a direct and established means of engaging in Southbound Trading.

In October 2019, the Shanghai and Shenzhen Stock Exchanges separately announced their amended implementation rules in connection with Southbound Trading to include shares of WVR companies to be traded through Stock Connect. However, since these rules are relatively new, there remains uncertainty as to the implementation details, especially with respect to shares of those companies with a secondary listing on the Hong Kong Stock Exchange. It is unclear whether and when the Class A ordinary shares of our Company, a WVR company with a secondary listing in Hong Kong upon the Listing, will be eligible to be traded through Stock Connect, if at all. The ineligibility or any delay of our Class A ordinary shares for trading through Stock Connect will affect mainland Chinese investors’ ability to trade our Class A ordinary shares and therefore may limit the liquidity of the trading of our Class A ordinary shares on the Hong Kong Stock Exchange.

Throughout the Bridging Period, the Designated Dealers intend to implement certain bridging and liquidity arrangements as set out in the section headed “Market Arrangements to Facilitate Dealings in Hong Kong—Bridging and Liquidity Arrangements.” While such arrangements are expected to contribute towards liquidity to meet demand for our Class A ordinary shares in Hong Kong and to maintain a fair and orderly market, investors should be aware that such bridging and liquidity arrangements are subject to the Designated Dealers’ ability to obtain sufficient numbers of our Class A ordinary shares to meet demand. There is no guarantee that such bridging and liquidity arrangements will attain and/or maintain liquidity in our Class A Ordinary Shares at any particular level on the Hong Kong Stock Exchange, nor is there any assurance that the price of our Class A Ordinary Shares in Hong Kong will not exhibit significant volatility.

We also cannot guarantee you that the price at which our Class A Ordinary Shares are traded on the Hong Kong Stock Exchange will be substantially the same as or similar to the price at which our ADSs are traded on the NYSE or that any particular volume of our Class A Ordinary Shares will be traded on the Hong Kong Stock Exchange. The bridging and liquidity arrangements being implemented in connection with the Listing are not equivalent to the price stabilization activities which may be undertaken in connection with an initial public offering. The bridging and liquidity arrangements will terminate and cease to continue beyond the Bridging Period. Accordingly, there may be volatility in the Hong Kong market after the Bridging Period.

There is uncertainty as to whether Hong Kong stamp duty will apply to the trading of ADSs or deposits in, or withdrawals from, the ADS facility following the Listing.

In connection with the Listing, we will establish a branch register of members in Hong Kong, or the Hong Kong share register. Our Class A ordinary shares that are traded on the Hong Kong Stock Exchange, including those that may be withdrawn from the ADS facility, will be registered on the Hong Kong share register, and the trading of these Class A ordinary shares on the Hong Kong Stock Exchange will be subject to the Hong Kong stamp duty. To facilitate deposits in and withdrawals from the ADS facility and trading between the NYSE and the Hong Kong Stock Exchange, we also intend to move all our Class A ordinary shares represented by ADSs from our register of members maintained in the Cayman Islands to our Hong Kong share register.

Under the Hong Kong Stamp Duty Ordinance, any person who effects any sale or purchase of Hong Kong stock, defined as stock the transfer of which is required to be registered in Hong Kong, is required to pay Hong Kong stamp duty. The stamp duty is currently set at a total rate of 0.26% of the greater of the consideration for, or the value of, shares transferred, with 0.13% payable by each of the buyer and the seller.

To the best of our knowledge, Hong Kong stamp duty has not been levied in practice on the trading of ADSs or deposits in, or withdrawals from, the ADS facility of companies that are listed in both the United States and Hong Kong and that have maintained all or a portion of their ordinary shares, including ordinary shares underlying ADSs, in their Hong Kong share registers. However, it is unclear whether, as a matter of Hong Kong law, the trading of ADSs or deposits in, or withdrawals from, the ADS facility of these dual-listed companies constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisers on this matter. If Hong Kong stamp duty is determined by the competent authority to apply to the trading of ADSs or deposits in, or withdrawals from, the

ADS facility, the trading price and the value of your investment in our Class A ordinary shares and/or ADSs may be affected.

Investors should not place undue reliance on facts, forecasts, estimates and other statistics in this listing document relating to the economy and our industry obtained from official government and other resources.

Facts, forecasts, estimates and other statistics in this listing document relating to the economy and the industry in which we operate our business have been collected from official government and other sources. Neither we nor any of our respective affiliates or advisors have independently verified the accuracy or completeness of such information directly or indirectly derived from official government and other sources. Statistics, industry data and other information relating to the economy and the industry derived from the official government and other sources used in this document may not be consistent with other information available from other sources and therefore, investors should not unduly rely on such information in this document.

Due to the decline in our market capitalization, there is a significant risk that we will be a passive foreign investment company, or PFIC, for the current or any future taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our Class A ordinary shares or ADSs.

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties (other than certain rents and royalties derived in an active conduct of a trade or business) and certain gains. Cash is a passive asset for these purposes. Goodwill (the value of which may be determined by reference to the excess of the sum of the corporation’s market capitalization and liabilities over the value of its assets) is generally characterized as an active asset to the extent it is associated with business activities that produce active income.

Based on the composition of our income and assets and the value of our assets, including goodwill, which is based on our average market capitalization for 2021, we believe that we were not a PFIC for our 2021 taxable year. However, because of the decline in our market capitalization, there is a significant risk that we will be a PFIC for our current taxable year ending December 31, 2022 and possibly future taxable years. We hold a substantial amount of cash and term deposits and while this continues to be the case, our PFIC status depends primarily on the average value of our goodwill. The value of our goodwill may be determined, in large part, by reference to our market capitalization, which has been in decline. As a result, the average value of our goodwill and other active assets may not be sufficiently large in relation to the average value of our passive assets for any taxable year. Because our annual PFIC status is a factual determination, it can be determined only after the end of the relevant taxable year. Moreover, it is not entirely clear how the contractual arrangements between our wholly-owned subsidiaries, the VIEs and the shareholders of the VIEs will be treated for purposes of the PFIC rules. For these reasons, we cannot express an expectation regarding our PFIC status for our current or any future taxable year.

If we are a PFIC for any taxable year during which a U.S. investor owns Class A ordinary shares or ADSs, the U.S. investor generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and “excess distributions,” and additional reporting requirements. This will generally continue to be the case even if we ceased to be a PFIC in a later taxable year, unless certain elections are made. See “Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company.”

USE OF PROCEEDS

Neither we nor Scarlet Punk Investment Limited will receive any proceeds from the lending of the Class A ordinary shares registered hereunder.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022, on an actual basis.

You should read this table in conjunction with our consolidated financial statements and related notes thereto in our 2021 Form 20-F and Exhibit 99.2 to the Supplemental 6-K. The 2021 Form 20-F and Exhibit 99.2 to the Supplemental 6-K are incorporated herein by reference.

	As of June 30, 2022
	RMB	US$
	(in millions)
Shareholders’ Equity (Deficits):
Share capital	2	—
Additional paid-in capital	36,379	5,431
Share held for share award scheme	(193)	(29)
Treasury shares	(4,631)	(691)
Other reserves	22	3
Retained earnings	15,659	2,338

Total Tencent Music Entertainment Group shareholders’ equity	47,238	7,052
Non-controlling interests	1,038	155

Total Shareholders’ Equity	48,276	7,207

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of September 7, 2022, by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

We have adopted a dual-class ordinary share structure. The calculations in the table below are based on 3,390,154,264 outstanding ordinary shares comprising of (i) 1,675,015,086 Class A ordinary shares and (ii) 1,715,139,178 Class B ordinary shares, which does not take into account the 42.0 million Class A ordinary shares (representing approximately 2.5% of our total issued and outstanding Class A ordinary shares as of September 7, 2022) issued to Scarlet Punk Investment Limited, a wholly-owned special purpose vehicle of our company, on September 9, 2022, in connection with certain liquidity arrangements as described in detail in “Description of Liquidity Arrangements.”

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus supplement, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Ordinary Shares Beneficially Owned as of September 7, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Total Ordinary Shares		Percentage of Aggregate Voting Power***
	Number	%	Number	%	Number	%
Directors and Executive Officers†
Cussion Kar Shun Pang	*	*	—	—	*	*	—
Zhu Liang	*	*	—	—	*	*	—
Zhenyu Xie	*	*	*	*	*	*	*
James Gordon Mitchell	*	*	—	—	*	*	*
Brent Richard Irvin	*	*	—	—	*	*	*
Matthew Yun Ming Cheng	—	—	—	—	—	—	—
Edith Manling Ngan	*	*	—	—	*	*	*
Adrian Yau Kee Mak	—	—	—	—	—	—	—
Jeanette Kim Yum Chan	—	—	—	—	—	—	—
Min Hu	*	*	—	—	*	*	—
Cheuk Tung Tony Yip	*	*	—	—	*	*	—
Linlin Chen	*	*	*	*	*	*	*
Lixue Shi	*	*	*	*	*	*	*
Tsai Chun Pan	*	*	—	—	*	*	*
All directors and executive officers as a group	*	*	*	*	*	*	*
Principal Shareholders:
Tencent(1)	161,497,857	9.6	1,640,456,882	95.7	1,801,954,739	53.2	90.4
Spotify(2)	282,830,698	16.9	—	—	282,830,698	8.3	—

Notes:

*	Less than 1% of our total outstanding shares.
**

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 3,390,154,264, being the number of ordinary shares outstanding (consisting of 1,675,015,086

Class A ordinary shares and 1,715,139,178 Class B ordinary shares) as of September 7, 2022, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus supplement.
***

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†

Except for Mr. Zhu Liang, Mr. James Gordon Mitchell, Mr. Brent Richard Irvin, Mr. Matthew Yun Ming Cheng, Ms. Edith Manling Ngan, Mr. Adrian Yau Kee Mak, Ms. Jeanette Kim Yum, the business address of our Directors and executive officers is Unit 3, Building D, Kexing Science Park, Kejizhongsan Avenue, Hi-Tech Park, Nanshan District, Shenzhen, 518057, the People’s Republic of China. The business address of Mr. James Gordon Mitchell and Mr. Brent Richard Irvin is Tencent Building, Kejizhongyi Road, Hi-tech Park, Nanshan District, Shenzhen, 518057, China. The business address of Mr. Matthew Yun Ming Cheng is 29/F, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong. The business address of Ms. Edith Manling Ngan is Wu Yee Sun College Master’s Lodge, Chinese University of Hong Kong, Shatin, Hong Kong. The business address of Mr. Adrian Yau Kee Mak is Rm C, 9/F, 1 Homantin Hill, 1 Homantin Hill Road, Kowloon, Hong Kong. The business address of Ms. Jeanette Kim Yum Chan is Suites 6308-10, 63/F, One Island East, 18 Westlands Road, Quarry Bay, Hong Kong. The business address of Mr. Zhu Liang is FIYTA Hi-tech Building, Gaoxin South 1st Road, Nanshan District, Shenzhen City, Guangdong Province, China.

(1)

The number of ordinary shares beneficially owned represents the sum of (i) 1,640,456,882 Class B ordinary shares held by Min River, a company incorporated in the British Virgin Islands, which is beneficially owned and controlled by Tencent; (ii) 141,415,349 Class A ordinary shares, or 50% of the 282,830,698 Class A ordinary shares held of record by Spotify AB; the voting power of such 141,415,349 Class A ordinary shares held of record by Spotify AB is vested with Tencent pursuant to the Spotify Investor Agreement and the Tencent Voting Undertaking, therefore Tencent is deemed to beneficially own such ordinary shares (pursuant to the Spotify Investor Agreement, Spotify has given Tencent a sole and exclusive right to vote our securities beneficially owned by Spotify and its affiliates, while pursuant to the Tencent Voting Undertaking, Tencent is obligated to vote 50% of the securities subject to the foregoing proxy from Spotify in proportion to votes cast for and against by non-Spotify shareholders); and (iii) an aggregate of 20,082,508 Class A ordinary shares held of record by certain minority shareholders of the Company; the voting power of these ordinary shares is vested with Tencent and therefore Tencent may be deemed to beneficially own these Class A ordinary shares. Tencent disclaims pecuniary ownership for the foregoing securities subject to the Tencent Voting Undertaking and the foregoing 20,082,508 ordinary shares held by record by the minority shareholders. The foregoing beneficial ownership information of Tencent is based on the Amendment No. 2 to Schedule 13G filed by Tencent with the SEC on February 10, 2022. Tencent may be deemed to have economic interest in the 1,640,456,882 Class B ordinary shares held of record by Min River, representing approximately 48.4% of the total outstanding ordinary shares of the Company as of September 7, 2022. The registered address of Min River is P.O. Box 957, Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands.

(2)

The number of Class A ordinary shares beneficially owned represents 282,830,698 Class A ordinary shares held by Spotify AB, a company incorporated in Sweden, which is beneficially owned and controlled by Spotify Technology S.A. (NYSE: SPOT). See Note (2) above for a description of the voting proxy granted by Spotify AB with respect to such ordinary shares. The registered address of Spotify AB is Birger Jarlsgatan 61, 11356 Stockholm, Sweden.

As of September 7, 2022, 1,367,701,994 of our outstanding Class A ordinary shares were held by one record holder in the United States, which is the depositary of our ADS program, representing 40.3% of our total issued and outstanding ordinary shares as of such date. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

DIVIDEND POLICY

We currently have no plan to declare or pay any dividends in the near future on our shares or ADSs, as we currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Item 3. Key Information—3.D. Risk Factors—Risk Related to Doing Business in China—Foreign exchange control may limit our ability to utilize our revenues effectively and affect the value of your investment” in our 2021 Form 20-F.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares,” and “Item 12. Description of Securities Other than Equity Securities—12.D. American Depositary Shares” in our 2021 Form 20-F.

CONVERSION BETWEEN CLASS A ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES

As described in further detail below, holders of Class A ordinary shares registered on the Hong Kong Share Register will be able to deposit their Class A ordinary shares for delivery of ADSs and surrender their ADSs for cancelation and delivery of Class A ordinary shares. To facilitate deposits of Class A ordinary shares with the depositary for delivery of ADSs for trading on the NYSE and surrender of ADSs to the depositary for cancelation and delivery of Class A ordinary shares for trading on the Hong Kong Stock Exchange, we intend to move all our Class A ordinary shares represented by the ADS from our register of members maintained in the Cayman Islands to our Hong Kong share register.

Our ADSs

Our ADSs are currently traded on the NYSE. Dealings in our ADSs on the NYSE are conducted in U.S. Dollars. ADSs may be held either:

•

directly, by having a certificated ADS, or an ADR, registered in the holder’s name, or by holding in the direct registration system, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto; or

•	indirectly, through the holder’s broker or other financial institution.

The depositary for our ADSs is The Bank of New York Mellon, whose main office is located at 240 Greenwich Street, New York, New York 10286.

Converting Class A Ordinary Shares Traded in Hong Kong for delivery of ADSs

A holder who holds Class A ordinary shares registered in Hong Kong and who intends to deposit them with the depositary for delivery of ADSs to trade on the NYSE must deposit or have his or her broker deposit the Class A ordinary shares with the depositary’s Hong Kong custodian, The Hongkong and Shanghai Banking Corporation Limited or the custodian, in exchange for ADSs.

A deposit of Class A ordinary shares trading in Hong Kong for delivery of ADSs involves the following procedures:

•

If Class A ordinary shares have been deposited with CCASS, the holder must transfer the Class A ordinary shares to the depositary’s account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed letter of transmittal to the custodian via his or her broker.

•

If Class A ordinary shares are held outside CCASS, the holder must first arrange to deposit his or her Class A ordinary shares into CCASS for delivery to the depositary’s account with the custodian within CCASS, and then submit and deliver a duly completed and signed letter of transmittal to the custodian.

•

Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will issue the corresponding number of ADSs in the name(s) requested by a holder and will deliver the ADSs to the designated DTC account of the person(s) designated by a holder or his or her broker.

For Class A ordinary shares deposited in CCASS, under normal circumstances, the above steps generally require two business days, provided that the holder has provided timely and complete instructions. For Class A ordinary shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The holder will be unable to trade the ADSs until the share-to-ADS conversion procedures are completed.

In connection with ADS issuances, certification(s) for deposits may be required to be delivered to the depositary. You are directed to check with the depositary or its custodian in advance of depositing Class A ordinary shares to determine whether a deposit certification is required.

Converting ADSs into Class A Ordinary Shares and Trading in Hong Kong

A holder who holds ADSs and who intends to convert his/her ADSs into Class A ordinary shares to trade on the Hong Kong Stock Exchange must cancel the ADSs the holder holds, withdraw the Class A ordinary shares from our ADS program and cause his or her broker or other financial institution to trade such Class A ordinary shares on the Hong Kong Stock Exchange.

A holder that holds ADSs indirectly through a broker should follow the broker’s procedure and instruct the broker to arrange for cancelation of the ADSs, and transfer of the underlying Class A ordinary shares from the depositary’s account with the custodian within the CCASS system to the investor’s Hong Kong stock account.

For holders holding ADSs directly, the following steps must be taken:

•

To withdraw Class A ordinary shares from our ADS program, a holder who holds ADSs may turn in such ADSs at the office of the depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the depositary.

•

Upon payment or net of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will cancel the applicable ADSs and instruct the custodian to deliver Class A ordinary shares represented by the canceled ADSs to the CCASS account designated by a holder.

•

If a holder prefers to receive Class A ordinary shares outside CCASS, he or she must receive ordinary shares in CCASS first and then arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register Class A ordinary shares in their own names with the Hong Kong Share Registrar.

For Class A ordinary shares to be received in CCASS, under normal circumstances, the above steps generally require two business days, provided that the holder has provided timely and complete instructions. For Class A ordinary shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The holder will be unable to trade the Class A ordinary shares on the Hong Kong Stock Exchange until the ADS-to-share conversion procedures are completed.

Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancelations.

Depositary Requirements

Before the depositary issues ADSs or permits withdrawal of Class A ordinary shares, the depositary may require:

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including but not limited to, completion and presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register issuances, transfers and cancelations of ADSs generally when the transfer books of the depositary or our Hong Kong Share Registrar are closed or at any time if the depositary or we determine it advisable to do so or it would violate any applicable law or the depositary’s policies or procedures.

All costs attributable to the transfer of Class A ordinary shares to effect a withdrawal from, or deposit of Class A ordinary shares into, our ADS program will be borne by the investor requesting the transfer. In particular, holders of Class A ordinary shares and holders of ADSs should note that the Hong Kong Share Registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of Class A ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of Class A ordinary shares and holders of ADSs must pay up to US$5.00 per 100 ADSs for each issuance of ADSs and each cancelation of ADSs, as the case may be, in connection with the deposit of Class A ordinary shares into, or withdrawal of Class A ordinary shares from, our ADS program.

DESCRIPTION OF LIQUIDITY ARRANGEMENTS

Designated Dealers

J.P. Morgan Broking (Hong Kong) Limited has been appointed as the designated securities dealer (designated dealer identity number: 7682) (the “Designated Dealer”) by J.P. Morgan Securities (Asia Pacific) Limited, who has undertaken to us to facilitate the liquidity arrangements described herein, and Goldman Sachs (Asia) Securities Limited designated dealer identity number: 7684) has been appointed as the alternative designated securities dealer (the “Alternate Designated Dealer”), each being a regulated entity approved by the Hong Kong Stock Exchange, to carry out the bridging and other trading arrangements outlined below in good faith and on arm’s length terms with a view to contributing towards liquidity to meet demand for our Shares in Hong Kong and to maintain an orderly market. The Designated Dealer and/or the Alternate Designated Dealer have been appointed for a period of 30 calendar days, commencing from 9:00 a.m. on the Listing Date.

The designated dealer identity numbers have been set up solely for the purposes of carrying out arbitrage trades, covered short-sales and other trades in Hong Kong as described in this document, in order to ensure identification and enhance transparency of such trades in the Hong Kong market. Any change in a designated dealer identity number will be disclosed as soon as practicable by way of announcement on the websites of our Company and the Hong Kong Stock Exchange as well as our Company’s filings with the SEC published on the SEC’s website.

Bridging and liquidity arrangements

For a period of 30 calendar days commencing from the Listing Date (the “Bridging Period”), the Designated Dealer and/or its affiliates will seek to undertake, or, under the circumstance that the trades cannot be undertaken by the Designated Dealer as a result of technical failures, request the Alternate Designated Dealer to undertake, certain trading activities in circumstances as described below. The Bridging Period will end on October 20, 2022 (being the period of 30 calendar days from and including the Listing Date). The Alternate Designated Dealer will only undertake trading activities at the request of the Designated Dealer. Such arbitrage activities are expected to contribute to the liquidity of trading in the Class A ordinary shares in the Hong Kong market upon the Listing as well as to reduce potential material divergence between the prices of our Shares quoted on the Hong Kong Stock Exchange and our ADSs quoted on the NYSE.

The Designated Dealer and the Alternate Designated Dealer envisage undertaking the below activities for the purposes of facilitating the trading of our Class A ordinary shares in Hong Kong upon Listing and maintaining an orderly market for our Class A ordinary shares on the Hong Kong Stock Exchange:

(a)

Stock borrowing arrangements. On September 15, 2022, J.P. Morgan Securities plc as borrower, entered into a stock borrowing and lending agreement (the “Stock Borrowing Agreement”) with Scarlet Punk Investment Limited as lender (the “Lender”) to ensure that the Designated Dealer, the Alternate Designated Dealer and/or their respective affiliates (together, the “Designated Dealers”) will have ready access to appropriate quantities of Class A ordinary shares for settlement purposes upon Listing and throughout the Bridging Period. The Stock Borrowing Agreement will come into effect from the first day of the Bridging Period.

Pursuant to the Stock Borrowing Agreement, the Lender will make available to the borrower stock lending facilities of up to 42,000,000 Class A ordinary shares (the “Borrowed Shares”), or approximately 2.5% of the Class A ordinary shares in issue as of September 7, 2022, on one or more occasions, subject to applicable laws. The Borrowed Shares will be registered on our Hong Kong share register and admitted into the Central Clearing and Settlement System (“CCASS”) prior to and upon Listing.

Under the Stock Borrowing Agreement, the Borrowed Shares shall be returned to the Lender within 15 business days after the expiry of the Bridging Period, but this may be postponed in case the procedure for re-delivering and transfer of the Borrowed Shares is unable to be completed within this period. To close out their borrowed positions, the Designated Dealers may purchase ADSs from the NYSE and convert such ADSs into Class A ordinary shares or purchase Class A ordinary shares from the Hong Kong Stock Exchange or use any unutilized Borrowed Shares registered on our Hong Kong share register to transfer to the Lender. If necessary, the Designated Dealers may repeat the process or alternatively may purchase Class A ordinary shares from the Hong Kong market, in order to provide additional liquidity to meet demand for our Class A ordinary shares in the Hong Kong market during the Bridging Period.

In the unlikely event that the Borrowed Shares fall short of what is required, the Designated Dealers will have the option to purchase additional ADSs from the U.S. market and convert these to Class A ordinary shares in Hong Kong in order to further facilitate the liquidity arrangements where necessary.

(b)

The Designated Dealers will closely monitor the trading of our Class A ordinary shares and continue to manage their Share inventory as necessary while carrying out the liquidity trades. Once the market opens and during the Continuous Trading Period (as defined in the Rules and Regulations of the Exchange and the Options Trading Rules (“Rules of the Exchange”)), the Designated Dealers will adopt various predetermined quantitative and other parameters, including continuous monitoring of bid/ask price, closing price, last recorded price, day high/low price, trading volume, intra-day volatility, availability of sell orders in the market, macro backdrop, sector and company related news, in order to form decisions of what liquidity arrangements may be needed on a real-time basis and to further provide facilitation services to buyers and sellers, and as such, they may provide liquidity from their Share inventory. The Designated Dealers will monitor the market closely to ensure on a timely basis such orders are placed in the market as necessary to provide and facilitate liquidity while maintaining an orderly and fair market. They will consider increasing sell orders while ensuring that they do not artificially push down share price. On the other hand, should supply exceed demand, they may opt to further build up their inventory by purchasing Shares from sellers. The Designated Dealers will also work on the set of parameters to provide liquidity arrangements during the Continuous Trading Period (as defined in the Rules of the Exchange). If the Designated Dealers choose to purchase ADSs overnight on NYSE, the date of settlement for ADSs is on the second business day following the trade date (T+2). The Designated Dealers can subsequently present ADRs evidencing such ADSs at the office of the Depositary, and send an instruction to cancel such ADSs to the Depositary. Upon payment of fees, expenses, taxes or charges and subject in all cases to the terms of the deposit agreement, the Depositary will instruct its custodian to deliver the Class A ordinary shares underlying the canceled ADSs to Designated Dealer’s and/or Alternate Designated Dealer’s CCASS participant stock accounts provided in the instruction, in all cases subject to there being a sufficient number of Class A Ordinary Shares on the Hong Kong share register to facilitate a withdrawal from the ADS program directly into the CCASS system. If there is no delay, these Shares will be available the following morning Hong Kong time (T+2) at the earliest for settlement of Shares sold on or after T+2 by the Designated Dealers on the Hong Kong Stock Exchange. While such transfer of Class A ordinary shares take place, the Designated Dealers will utilize Class A ordinary shares borrowed under the Stock Borrowing Agreement for settlement of the sales made in Hong Kong. Alternatively, the Designated Dealers may purchase Class A ordinary shares from the Hong Kong market to replenish their Share inventory.

(c)

The Designated Dealers will enter into such bridging and liquidity arrangements (including the arbitrage activities) with a view to contributing towards the liquidity of our Class A ordinary shares in Hong Kong, and they intend for such bridging and liquidity arrangements to constitute principal transactions.

Other than the Designated Dealers, trading activities may be carried out by market participants who have access to our Class A ordinary shares. Also, other existing Shareholders who have converted their shareholdings into our Class A ordinary shares in Hong Kong upon the commencement of trading can also carry out trades in our Class A ordinary shares to facilitate the liquidity of the trading of our Class A ordinary shares on the Hong Kong Stock Exchange. Such activities will depend on the number of market participants (other than the Designated Dealers) who elect to convert their shareholdings into our Class A ordinary shares in Hong Kong.

The bridging and liquidity arrangements being implemented in connection with the Listing are not equivalent to the price stabilization activities which may be undertaken in connection with an initial public offering.

It should be noted that each of the Designated Dealer and the Alternate Designated Dealer and any persons acting for it may, in connection with the proposed liquidity activities, maintain a long position in the Class A ordinary shares. There is no certainty regarding the extent, time or the period for which each of the Designated Dealer and the Alternate Designated Dealer and any persons acting for it may maintain such a long position in the Class A ordinary shares. The liquidation of any such long position by the Designated Dealer and the Alternate Designated Dealer or any persons acting for it may have an adverse impact on the market price of the Class A ordinary shares.

There are no restrictions on existing Shareholders to dispose of their Shares under Hong Kong laws. Under the Hong Kong Listing Rules, apart from the restrictions under Rule 9.09 of the Hong Kong Listing Rules in respect of which certain waivers have been sought from the Hong Kong Stock Exchange, there are no other restrictions on existing Shareholders in relation to the disposal of Shares.

We will pay J.P. Morgan Securities (Asia Pacific) Limited US$400,000 for its facilitation of the appointment of J.P. Morgan Broking (Hong Kong) Limited as the Designated Dealer.

In making sales of shares registered hereunder on the Hong Kong Stock Exchange to U.S. persons, as defined under Regulations S, or for the account or benefit of U.S. persons, the Designated Dealer and the Alternate Designated Dealer may be deemed to be underwriters within the meaning of the U.S. Securities Act.

Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

We have agreed to provide indemnification and contribution to the Designated Dealer and the Alternate Designated Dealer against certain liabilities, including liabilities under the U.S. Securities Act.

The Designated Dealer and the Alternate Designated Dealer and their respective affiliates may engage in transactions with, or perform services for, us in the ordinary course of business.

TAXATION

The following discussion of Cayman Islands, PRC, Hong Kong and U.S. federal income tax consequences of the ownership and disposition of the Class A ordinary shares or ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to the ownership and disposition of the Class A ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of the Maples and Calder (Hong Kong) LLP, our Cayman counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or Class A ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or Class A ordinary shares, nor will gains derived from the disposal of the ADSs or Class A ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008, and which was further amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resided in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision-making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Our company is incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For similar reasons, we also believe that our other entities outside of China are not PRC resident enterprises. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, nonresident enterprise shareholders (including the ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China—We may be classified as a ‘PRC resident enterprise’ for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders and have a material adverse effect on our results of operations and the value of your investment” in our 2021 Form 20-F.

Hong Kong Taxation

In connection with the Listing, we will establish a Hong Kong share register. Dealings in our ordinary shares registered on our Hong Kong share register will be subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.13% of the consideration for, or (if greater) the value of, our ordinary shares transferred. In other words, a total of 0.26% is currently payable on a typical sale and purchase transaction of our ordinary shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required). To facilitate ADS-ordinary share conversion and trading between the NYSE and the Hong Kong Stock Exchange, we also intend to move a portion of our issued ordinary shares from our Cayman share register to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. See “Risk Factors—Risks Related to Our ADSs and the Listing— There is uncertainty as to whether Hong Kong stamp duty will apply to the trading of ADSs or deposits in, or withdrawals from, the ADS facility following the Listing.”

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our Class A ordinary shares or ADSs, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire Class A ordinary shares or ADSs.

This discussion applies only to a U.S. Holder that acquires Class A ordinary shares in sales contemplated in this prospectus supplement and holds the Class A ordinary shares (or ADSs representing these shares) as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities that use a mark-to-market method of tax accounting;

•	persons holding Class A ordinary shares or ADSs as part of a straddle, conversion transaction, integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes and their partners;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own Class A ordinary shares or ADSs representing 10% or more of our voting power or value; or

•	persons holding Class A ordinary shares or ADSs in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns Class A ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of Class A ordinary shares or ADSs.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes, a beneficial owner of the Class A ordinary shares or ADSs and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Recently released Treasury regulations may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties (the “Foreign Tax Credit Regulations”). Accordingly, U.S. investors that are not eligible for Treaty benefits should consult their tax advisers regarding the creditability or deductibility of any PRC taxes imposed on dividends on, or dispositions of, the Class A ordinary shares or ADSs. The discussions below regarding the creditability of any PRC taxes do not address all the relevant U.S. federal income tax consequences to investors in this special situation.

In general, a U.S. Holder who owns American depositary shares will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges Class A ordinary shares for ADSs. U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Class A ordinary shares or ADSs in their particular circumstances.

Passive Foreign Investment Company

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties (other than certain rents and royalties derived in an active conduct of a trade or business) and certain gains. Cash is a passive asset for these purposes. Goodwill (the value of which may be determined by reference to the excess of the sum of the corporation’s market capitalization and liabilities over the value of its assets) is generally characterized as an active asset to the extent it is associated with business activities that produce active income.

Based on the composition of our income and assets and the value of our assets, including goodwill, which is based on our average market capitalization for 2021, we believe that we were not a PFIC for our 2021 taxable year. However, because of the decline in our market capitalization, there is a significant risk that we will be a PFIC for our current taxable year ending December 31, 2022 and possibly future taxable years. We hold a substantial amount of cash and term deposits and while this continues to be the case, our PFIC status depends primarily on the average value of our goodwill. The value of our goodwill may be determined, in large part, by reference to our market capitalization, which has been in decline. As a result, the average value of our goodwill and other active assets may not be sufficiently large in relation to the average value of our passive assets for any taxable year. Because our annual PFIC status is a factual determination, it can be determined only after the end of the relevant taxable year. Moreover, it is not entirely clear how the contractual arrangements between our wholly-owned subsidiaries, the VIEs and the shareholders of the VIEs will be treated for purposes of the PFIC rules. For these reasons, we cannot express an expectation regarding our PFIC status for the current or any future taxable year.

If we are a PFIC for any taxable year and any subsidiary, VIE or other company in which we own or are treated as owning equity interests is also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders owned such shares directly, even though the U.S. Holders will not receive the proceeds of those distributions or dispositions.

In general, if we are a PFIC for any taxable year during which a U.S. Holder holds Class A ordinary shares or ADSs, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its Class A ordinary shares or ADSs will be allocated ratably over that U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its Class A ordinary shares or ADSs exceed 125% of the average of the annual distributions on the Class A ordinary shares or ADSs received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. In addition, if we are a PFIC (or with respect to a particular U.S. Holder are treated as a PFIC) for a taxable year in which we pay a dividend or for the prior taxable year, the favorable tax rates described below with respect to dividends paid to certain non-corporate U.S. Holders will not apply. If we are a PFIC for any taxable year during which a U.S. Holder owns Class A ordinary shares or ADSs, we will generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding taxable years during which the U.S. Holder owns Class A ordinary shares or ADSs, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, U.S. Holders should consult their tax advisers regarding the advisability of making a “deemed sale” election that would allow them to eliminate the continuing PFIC status under certain circumstances, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.

Alternatively, if we are a PFIC and if the Class A ordinary shares or ADSs, as applicable, are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The Class A ordinary shares and ADSs will be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the Class A ordinary shares or ADSs, as applicable, are traded on a qualified exchange on at least 15 days during each calendar quarter. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Class A ordinary shares or ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class A ordinary shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Class A ordinary shares or ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Class A ordinary shares or ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess loss treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on Class A ordinary shares or ADSs, as applicable, will be treated as discussed under “—Taxation of Distributions” below. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury regulations or other official guidance that provides for a right to make a mark-to-market election with respect to any Lower-tier PFIC the shares of which are not regularly traded. Therefore, the general rules applicable to ownership of a PFIC described in the preceding paragraph may continue to apply with respect to any Lower-tier PFIC even if a U.S. Holder made a mark-to-market election with respect to our Class A ordinary shares or ADSs.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of our Class A ordinary shares or ADSs if we are a PFIC for any taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder owns any Class A ordinary shares or ADSs, the U.S. Holder will generally be required to file annual reports on Internal Revenue Service Form 8621 with respect to us and any Lower-tier PFICs, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their investment in Class A ordinary shares or ADSs.

Taxation of Distributions

The following is subject to the discussion under “—Passive Foreign Investment Company” above.

Distributions (if any) paid on the Class A ordinary shares or ADSs, other than certain pro rata distributions of Class A ordinary shares or ADSs, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, and provided that we are not a PFIC for the year of distribution or the preceding taxable year, dividends paid to certain non-corporate U.S. Holders may be taxable at favorable rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates generally and in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of ADSs, the depositary’s, receipt. The amount of any dividend income paid in a currency other than U.S. dollars will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex. For example, under the Foreign Tax Credit Regulations, in absence of an election to apply the benefits of an applicable income tax treaty, in order to be creditable, foreign income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets these requirements. U.S. Holders should consult their tax advisers regarding the creditability of PRC taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may be able to elect to deduct PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct non-U.S. taxes instead of claiming foreign tax credits applies to all creditable non-U.S. taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Class A Ordinary Shares or ADSs

The following is subject to the discussion under “—Passive Foreign Investment Company Rules” above.

A U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of Class A ordinary shares or ADSs in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the Class A ordinary shares or ADSs disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the Class A ordinary shares or ADSs for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation,” gains on the sale or other disposition of Class A ordinary shares or ADSs may be subject to PRC taxes. Under the Code, capital gains of U.S. persons generally are treated as U.S.-source income. However, a U.S. Holder may be able to elect to treat the gain as foreign-source income under the Treaty and claim a foreign tax credit in respect of PRC taxes on disposition gains. The Foreign Tax Credit Regulations generally preclude a U.S. Holder from claiming a foreign tax credit with respect to PRC income taxes on gains from dispositions of Class A ordinary shares or ADSs if the U.S. Holder does not elect to apply the benefits of the Treaty. However, in that case it is possible that any PRC taxes on disposition gains may either be deductible or reduce the amount realized on the disposition.

Any Hong Kong stamp duty imposed on dealings in our Class A ordinary shares or ADSs will not be creditable against a U.S. Holder’s U.S. federal income tax liability. U.S. Holders should consult their tax advisers regarding whether any stamp duty may be deductible, or reduce the amount of gain (or increase the amount of loss) recognized upon the disposition of the Class A ordinary shares or ADSs.

The rules governing foreign tax credits and the deductibility of non-U.S. taxes are complex. U.S. Holders should consult their tax advisers regarding the consequences of the imposition of any non-U.S. tax on disposition gains, including the Treaty’s resourcing rule, any reporting requirements with respect to a Treaty-based return position and the creditability or deductibility of the non-U.S. taxes in their particular circumstances (including any applicable limitations).

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell with respect to certain legal matters of United States federal securities law, New York state law and Hong Kong law. The designated dealers are being represented by Freshfields Bruckhaus Deringer with respect to certain legal matters of United States federal securities law, New York state law and Hong Kong law. The validity of the Class A ordinary shares registered hereby and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the designated dealers by CM Law Firm. Davis Polk & Wardwell may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Freshfields Bruckhaus Deringer may rely upon CM Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 20-F for the fiscal year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

PROSPECTUS

Tencent Music Entertainment Group

Class A Ordinary Shares

We may from time to time in one or more offerings offer and sell our Class A ordinary shares, par value $0.000083 per share, including Class A ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders (if any) to be named in a prospectus supplement may offer and sell our Class A ordinary shares or ADSs held by them. The selling shareholders (if any) may sell our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” of this prospectus.

The ADSs are listed on the New York Stock Exchange under the symbol “TME.” On September 14, 2022, the last reported sale price of the ADSs on the New York Stock Exchange was US$4.78 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 18 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

Tencent Music Entertainment Group is a Cayman Islands holding company. It does not engage in operations itself but rather conducts its operations through its PRC subsidiaries and consolidated variable interest entities, or the VIEs. However, we and our direct and indirect subsidiaries do not, and it is virtually impossible for them to, have any equity interests in the VIEs in practice as current PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services and online cultural services. As a result, we depend on certain contractual arrangements with the VIEs to operate a significant portion of our business. The VIEs are owned by certain nominee shareholders, not us. Investors of our ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities issued by our subsidiaries and the VIEs. Investors who are non-PRC residents may never directly hold equity interests in the VIEs under current PRC laws and regulations. As used in this prospectus, “we,” “us,” “our company,” “our,” or “TME” refers to Tencent Music Entertainment Group and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, the VIEs.

Our corporate structure involves unique risks to investors in the ADSs. In 2019, 2020 and 2021, the amount of revenues generated by the VIEs accounted for 99.8%, 99.8% and 99.1%, respectively, of our total net revenues. As of December 31, 2020 and 2021, total assets of the VIEs, excluding amounts due from other companies in the Group, equaled to 26.5% and 26.9% of our consolidated total assets as of the same dates, respectively. Our contractual arrangements with the VIEs have not been tested in court. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless if we are unable to effectively enforce our contractual control rights over the assets and operations of the VIEs that conduct a significant portion of our business in China. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2021, or our 2021 Form 20-F.

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. The PRC regulatory authorities have significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or be listed on a U.S. stock exchange. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, cybersecurity and data privacy, as well as the lack of inspection from the U.S. Public Company Accounting Oversight Board, or PCAOB, on our auditor. The PRC regulatory authorities may also intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC regulatory authorities have recently published new policies that significantly affected our industry, and we cannot rule out the possibility that they will in the future further release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Any such action, once taken by the PRC regulatory authorities, could cause the value of our securities to significantly decline or in extreme cases, become worthless. For a detailed description of risks relating to doing business in China, please refer to “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China” in our 2021 Form 20-F.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations. Our auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB. Final rules implementing the submission and disclosure requirements in the HFCAA were adopted by the SEC on December 2, 2021 and generally became effective on January 10, 2022. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections. On May 26, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completed by the PCAOB in connection with our filing of our 2021 Form 20-F. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB is expected to reassess its determinations for purposes of the HFCAA by the end of 2022. However, uncertainties exist with respect to the implementation of these provisions and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections,” “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be delisted and our ADSs and shares prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect and fully investigate auditors located in China. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations that the PCAOB is unable to inspect and investigate completely. Under the current law, delisting and prohibition from over-the-counter trading in the U.S. could take place in 2024,” and “Risk Factors—Risks Related to Doing Business in China—The potential enactment of the Accelerating Holding Foreign Companies Accountable Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ADSs may be prohibited from over-the-counter trading or delisted. If this bill is enacted, our ADSs could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023” in Exhibit 99.1 to the Supplemental 6-K.

Tencent Music Entertainment Group is a holding company with no material operations of its own, and we conduct our operations primarily through our PRC subsidiaries and the VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries which, in turn, depends on the payment of the service fees and royalty payments to our PRC subsidiaries by the VIEs in the PRC pursuant to certain contractual arrangements. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance, or PRC GAAP. In accordance with PRC company laws, our PRC subsidiaries and the VIEs must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. For more details, see “Our Company—Transfer of Funds and Other Assets through Our Organization” in this prospectus.

This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2022.

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to the American depositary shares, each representing two Class A ordinary shares;

•	“Beijing Gongse” refers to Beijing Gongse Enterprise Management Co., Ltd., one of the VIEs;

•	“Beijing Shangqin” refers to Beijing Shangqin Culture Management Partnership (Limited Partnership), one of the VIEs;

•	“Beijing Yuzhong” refers to Beijing Yuzhong Entertainment Culture Partnership (Limited Partnership), one of the VIEs;

•	“Beijing Zhizheng” refers to Beijing Zhizheng Music Culture Co., Ltd., one of the VIEs;

•	“Beijing Kuwo” refers to Beijing Kuwo Technology Co., Ltd., one of the VIEs;

•	“CAC” refers to the Cyberspace Administration of China;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Guangxi Hexian” refers to Guangxi Hexian Investment Management Co., Ltd., one of the VIEs;

•	“Guangxi Qingse” refers to Guangxi Qingse Venture Capital Co., Ltd., one of the VIEs;

•	“Guangzhou Kugou” refers to Guangzhou Kugou Computer Technology Co., Ltd., one of the VIEs;

•	“Group” refers to our company, its subsidiaries, its controlled structured entities (“variable interest entities,” or “VIEs”) and their subsidiaries;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

•	“Hong Kong dollars” or “HK$” refers to the legal currency of Hong Kong SAR;

•	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

•	“ordinary shares” refers to our ordinary shares of par value US$0.000083 per share;

•

“paying users” for our online music services (i) for any given quarter refers to the average of the number of users whose subscription packages remain active as of the last day of each month of that quarter; and (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users for our online music services for any given period excludes the number of users who only purchase digital music singles and albums during such period because these purchasing patterns tend to reflect specific releases, which may fluctuate from period to period;

•

“paying users” for our social entertainment services (i) for any given quarter refers to the average of the number of paying users for each month in that quarter; (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users of our social entertainment services for a given month refers to the number of users who contribute revenues to our social entertainment services (primarily through purchases of virtual gifts or premium memberships) during that month;

•	“Qianhai Daizheng” refers to Shenzhen Qianhai Daizheng Music Culture Co., Ltd., one of the VIEs;

•	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

•	“Shenzhen Lanren” refers to Shenzhen Lanren Online Technology Co, Ltd., which we acquired in March 2021;

•	“Shenzhen Ultimate Music” refers to Shenzhen Ultimate Music Culture and Technology Co., Ltd., one of the VIEs;

•	“Spotify” refers to Spotify Technology S.A., one of our principal shareholders;

•	“Tencent” refers to Tencent Holdings Limited, our controlling shareholder;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•

“we,” “us,” “our company,” “our” or “TME” refer to Tencent Music Entertainment Group (or, where the context requires, its predecessor), its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs;

•	with respect to MAU data used in this prospectus:

•

“mobile MAUs” or “PC MAUs” for a given month (i) with respect to each of our products (except WeSing) is measured as the number of unique mobile or PC devices, as the case may be, through which such product is accessed at least once in that month; and (ii) with respect to WeSing, is measured as the number of user accounts through which WeSing is accessed at least once in that month;

•	“mobile MAUs” for a given period refers to the monthly average of the sum of the mobile MAUs for that period;

•

“online music mobile MAUs” for a given month refers to the sum of mobile MAUs of our music products, including QQ Music, Kugou Music and Kuwo Music, for that month; duplicate access of different services by the same device is not eliminated from the calculation;

•

“social entertainment mobile MAUs” for a given month refers to the sum of mobile MAUs that have accessed the social entertainment services offered by (i) WeSing; (ii) Kugou’s Live Streaming services; (iii) Kuwo’s Live Streaming services; (iv) Kugou Changchang; and (v) QQ Music’s Live Streaming services; duplicate access of different services by the same user account or device is not eliminated from the calculation;

•	“social entertainment mobile MAUs” for a given period refers to the monthly average of the sum of the social entertainment mobile MAUs for that period; and

•

our MAUs are calculated using internal company data, treating each distinguishable user account or service as a separate MAU even though some users may access our services using more than one user account or device and multiple users may access our services using the same user account or device.

Substantially all of our operations are conducted in China and all of our revenues is denominated in Renminbi. Our reporting currency is the Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB6.3393 to US$1.00, the noon buying rate on March 31, 2022 set forth in the H.10 statistical release of the U.S. Federal Reserve Board. In addition, unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were made at a rate of HK$7.8325 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2022. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Many of the forward-looking statements contained in this prospectus and the documents incorporated by reference herein can be identified by the use of forward-looking words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “likely to,” “may,” “plan,” “potential,” “should” and “will” or other similar expressions.

Forward-looking statements appear in a number of places in this prospectus and the documents incorporated by reference in this prospectus, and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information— 3.D. Risk Factors” in our 2021 Form 20-F. These risks and uncertainties include factors relating to:

•	our growth strategies;

•	our future business development, financial condition and results of operations;

•	our ability to retain, grow and engage our user base and expand our music and audio entertainment content offering;

•	our ability to retain and grow our paying users and drive their spending on our services;

•	expected changes in our revenues, content-related costs and operating margins;

•	our ability to retain key personnel and attract new talent;

•	competition landscape in China’s online music and audio entertainment industry;

•	general economic, political, demographic and business conditions in China and globally;

•	the regulatory environment in which we operate; and

•	other risk factors discussed under the section entitled “Item 3. Key Information— 3.D. Risk Factors” in our 2021 Form 20-F.

This list of important factors is not exhaustive. We would like to caution you not to place undue reliance on these forward-looking statements as predictions of future events. We operate in a rapidly evolving environment. New risks emerge from time to time, and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

OUR COMPANY

Who We Are

Music is a universal passion. No matter who we are, where we come from, we all have our favorite songs, albums or artists. Music enriches our lives by reaching us in deeply personal ways and connecting us with each other through engaging, social and fun experiences. We are pioneering the way people enjoy online music and music-centric social entertainment services.

We offer an all-in-one online entertainment experience for people to discover, listen, sing, watch, perform and socialize around music. To bring a more diversified experience to our users, we have also expanded our platform to offer long-form audio services. We believe music and audio content can deliver experiences that are visual, immersive, interactive, socially engaging and fun.

Just as we value our users, we also respect those who create content. This is why we champion copyright protection and work relentlessly to support our content partners with broad audience outreach and valuable resources and technology. Through years of efforts, we help promote a more sustainable music entertainment industry in China. Our scale, technology, commitment to copyright protection, and ability to promote original works have made us a preferred partner for musicians and content owners.

Today, we are the largest online music entertainment platform in China in terms of MAU, according to iResearch, with 604 million online music mobile MAUs and 162 million social entertainment mobile MAUs in the first quarter of 2022. We also had China’s largest music content library as of March 31, 2022 in terms of number of tracks, according to iResearch. Our mission is to use technology to elevate the role of music in people’s lives, by enabling them to create, enjoy, share and interact with music.

What We Offer On Our Platform

The TME platform is an all-in-one music and audio entertainment destination that allows users to seamlessly engage with a broad range of music and audio content in many ways, including discovering, listening, singing, watching, performing and socializing. We adopt a dual engine content-and-platform strategy to constantly enrich content offerings on our platform, while empowering content creation and distribution and delivering a compelling user experience. Through our vibrant community, technologies, and visual and interactive features, we enhance our user experience, engagement and retention.

•	Online music services, primarily our QQ Music, Kugou Music and Kuwo Music, enable users to discover, enjoy and share music in personalized ways. We provide a broad range of features for music discovery, including smart recommendations, music ranking charts, playlists, official music accounts and digital releases. We also offer comprehensive long-form audio content including audiobooks, podcasts and talk shows, as well as music-oriented video content including music videos, live performances and short videos.

•

Social entertainment services allow our users to sing, watch and socialize on our platform. We deliver online karaoke services primarily through WeSing, which enables users to sing along from our vast library of karaoke songs and share their performances either in audio or video formats with friends. We also deliver music-centric live streaming services primarily through the “Live Streaming” tab on QQ Music, Kugou Music, Kuwo Music, WeSing, Kugou Live and Kuwo Live, providing an interactive online stage for performers and users to showcase their talent and engage with a diverse audience base.

Our strong financial performance showcases our ability to create value for both users and content partners. Our revenues increased from RMB25.4 billion in 2019 to RMB29.2 billion in 2020, and further to RMB31.2 billion in 2021, and we recorded revenues of RMB6.6 billion (US$1.0 billion) in the first quarter of 2022. We achieved a net profit of RMB4.0 billion in 2019, RMB4.2 billion in 2020, RMB3.2 billion in 2021 and RMB0.6 billion (US$0.1 billion) in the first quarter of 2022.

Corporate Information

Our corporate headquarters is located at Unit 3, Building D, Kexing Science Park, Kejizhongsan Avenue, Hi-Tech Park, Nanshan District, Shenzhen, 518057, the People’s Republic of China. Our telephone number at this address is +86-755-8601-3388. Our registered office in the Cayman Islands is located at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus is a part.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at ir.tencentmusic.com. The information contained on our website is not a part of this prospectus.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our 2021 Form 20-F.

Our Holding Company Structure and the VIE Contractual Arrangements

We are a Cayman Islands company and currently conduct substantially all of our business operations in the PRC through our subsidiaries incorporated in the PRC, and the VIEs. Our PRC subsidiaries control the VIEs in the PRC through a series of contractual arrangements. We conduct a significant portion of our businesses in China through the VIEs. It is the VIEs that hold our key operating licenses, provide services to our customers, and enter into contracts with our suppliers. We operate our businesses this way because PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services and online cultural services. These contractual arrangements entered into with the VIEs allow us to receive substantially all of the economic benefits of the VIEs and have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. These contractual arrangements include the operating agreement, equity pledge agreement, exclusive purchase option agreement, shareholder voting right trust agreement, loan agreement, and cooperation agreement, as the case may be. As a result of these contractual arrangements, we exert effective control over, and are considered the primary beneficiary of, the VIEs and consolidate their operating results in our financial statements under IFRS.

Our corporate structure involves unique risks to investors in the ADSs. In 2019, 2020 and 2021, the amount of revenues generated by the VIEs accounted for 99.8%, 99.8% and 99.1%, respectively, of our total net revenues. As of December 31, 2020 and 2021, total assets of the VIEs, excluding amounts due from other companies in the Group, equaled to 26.5% and 26.9% of our consolidated total assets as of the same dates, respectively. Our contractual arrangements with the VIEs have not been tested in court. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless if we are unable to effectively enforce our contractual control rights over the assets and operations of the VIEs that conduct a significant portion of our business in China.

The VIEs are owned by certain nominee shareholders and we do not have any equity interests in the VIEs. As a result, control through these contractual arrangements may be less effective than direct ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the legality and enforceability of these contractual arrangements. If the PRC government finds such agreements to be illegal, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure” in our 2021 Form 20-F for detailed discussion.

The following diagram illustrates our corporate structure, including our principal subsidiaries and the VIEs as of the date of this prospectus:

Notes:

(1)

Shareholders of Guangzhou Kugou and their respective shareholdings and relationship with our company are as follows: (i) Linzhi Lichuang Information Technology Co., Ltd. (99.47%), an entity controlled by Tencent; (ii) Ms. Meiqi Wang (0.12%), spouse of our former Co-President and director, Mr. Guomin Xie; (iii) Mr. Zhongwei Qiu (0.12%), a nominee shareholder designated by affiliates of PAG Capital Limited, a minority shareholder of our company; (iv) Shenzhen Litong Industry Investment Fund Co., Ltd. (0.08%), an entity controlled by Tencent; (v) Mr. Zhenyu Xie (0.08%), our President, Chief Technology Officer and director; (vi) Mr. Liang Tang (0.03%), our former director; (vii) certain individuals and entities, including Zhuhai Hengqin Red Land Red Sea Venture Capital Co., Ltd. (0.03%), Mr. Jianming Dong (0.02%), Ms. Huan Hu (0.01%), Ms. Yaping Gao (0.01%), Hangzhou Yong Xuan Yong Ming Equity Investment Partnership (Limited Partnership) (0.01%) and Mr. Hanjie Xu (0.01%), as nominee shareholders designated by certain minority shareholders of our company; and (viii) Guangzhou Lekong Investment Partnership (Limited Partnership) (0.01%), an employee equity incentive platform of Guangzhou Kugou, with Mr. Zhenyu Xie being its general partner. Guangzhou Kugou operates Kugou Music and Kugou Live.

(2)

Shareholders of Beijing Kuwo and their respective shareholdings and relationship with our company are as follows: (i) Linzhi Lichuang Information Technology Co., Ltd. (61.64%), an entity controlled by Tencent; (ii) Qianhai Daizheng (23.02%); and (iii) Mr. Lixue Shi (15.34%), our Group Vice President. Beijing Kuwo operates Kuwo Music and Kuwo Live.

(3)

Shareholders of Beijing Gongse and their respective shareholdings and relationship with our company are as follows: (i) Mr. Qihu Yang (20%), our General Counsel; (ii) Mr. Dejun Gu (20%), the head of our human resources department; and (iii) Ms. Xing Chen (20%), Ms. Yueting Luo (20%) and Mr. Yunheng Liang (20%), all of whom are employees of our company.

(4)

Partners of Beijing Shangqin are Beijing Gongse (0.0005%) (the general partner), Mr. Qihu Yang (19.9999%), Mr. Dejun Gu (19.9999%), Ms. Xing Chen (19.9999%), Ms. Yueting Luo (19.9999%) and Mr. Yunheng Liang (19.9999%).

(5)

Partners of Beijing Yuzhong are Beijing Gongse (0.0005%) (the general partner), Mr. Qihu Yang (19.9999%), Mr. Dejun Gu (19.9999%), Ms. Xing Chen (19.9999%), Ms. Yueting Luo (19.9999%) and Mr. Yunheng Liang (19.9999%).

(6)	Shareholders of Beijing Zhizheng are Beijing Shangqin (50%) and Beijing Yuzhong (50%).

(7)	Tencent Music Shenzhen operates QQ Music and WeSing.

Transfer of Funds and Other Assets

Under relevant PRC laws and regulations, we are permitted to remit funds to the VIEs through loans rather than capital contributions. The VIEs fund their operations primarily using cash generated from operating and financing activities.

As of December 31, 2021, Tencent Music Entertainment Group had made cumulative capital contributions of US$947 million to our PRC subsidiaries through intermediate holding company and were accounted as long-term investments of Tencent Music Entertainment Group. These funds have been used by our PRC subsidiaries for their operations. As of December 31, 2021, the loan balance owed by the VIEs from our PRC subsidiaries was RMB98 million. Our PRC subsidiaries maintained certain personnel for content production, sales and marketing, research and development, and general and administrative functions to support the operations of the VIEs. In 2019, 2020 and 2021, the VIEs transferred RMB11,769 million, RMB15,372 million and RMB17,743 million (US$2,784 million), respectively, to our PRC subsidiaries as payment of services fees (“Service Charges”). In 2019, 2020 and 2021, the intercompany fund transfers from our PRC subsidiaries to the VIEs amounted to RMB53 million, RMB717 million and RMB3,524 million (US$553 million), respectively, for treasury management purpose.

As advised by our PRC legal advisor, for any amounts owed by the VIEs to our PRC subsidiaries under the VIE agreements, unless otherwise required by PRC tax authorities, we are able to settle such amounts without limitations under the current effective PRC laws and regulations, provided that the VIEs have sufficient funds to do so. Tencent Music Entertainment Group has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend that such profits will be permanently reinvested by such subsidiaries and VIEs for their PRC operations. As of December 31, 2021, the total amount of undistributed profits from the PRC subsidiaries and the VIEs for which no withholding tax had been accrued was RMB19,107 million (US$2,998 million), and the unrecognized tax liabilities were RMB1,911 million (US$300 million). See “Item 8. Financial Information—8.A. Consolidated Statements and Other Financial Information—Dividend Policy” in our 2021 Form 20-F.

For the purpose of illustration, the below table reflects the hypothetical taxes that might be required to be paid within China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay a dividend in the future:

Taxation Scenario Statutory Tax and Standard Rates
Hypothetical pre-tax earnings	100%
Tax on earnings at statutory rate of 25%	-25%
Net earnings available for distribution	75%
Withholding tax at standard rate of 10%*	-7.5%
Net distribution to Parent/Shareholders	67.5%

Note:

*

The PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or FIE, to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with China, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

The table above has been prepared under the assumption that all profits of the VIEs will be distributed as fees to our PRC subsidiaries under tax neutral contractual arrangements. If in the future, the accumulated earnings of the VIEs exceed the fees paid to our PRC subsidiaries, or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities, we have other tax-planning strategies that can be deployed on a tax neutral basis.

Should all tax planning strategies fail, the VIEs could, as a matter of last resort, make a non-deductible transfer to our PRC subsidiaries for the amounts of the stranded cash in the VIEs. This would result in the double taxation of earnings: one at the VIE level (for non-deductible expenses) and one at the PRC subsidiary level (for presumptive earnings on the transfer). Such a transfer and the related tax burdens would reduce our after-tax income to approximately 50.6% of the pre-tax income. Our management is of the view that the likelihood that this scenario would happen is remote.

Condensed Consolidating Schedule

The following tables present the summary statements of operations for the VIEs and other entities for the periods presented.

	For the Year Ended December 31, 2019
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	148	25,379	10,129	1,073	(11,295)[d]	25,434
Cost of revenues	(252)	(18,852)	(6,575)	(206)	9,124 [d]	(16,761)

Gross (loss)/profit	(104)	6,527	3,554	867	(2,171)	8,673
Operating (loss)/profit	(88)	1,631	2,779	297	3	4,622
(Loss)/profit before income tax	(129)	1,607	2,851	206	5	4,540
Income from subsidiaries and VIEs	4,111	—	1,329	3,905	(9,345)	—
Profit for the year	3,982	1,323	3,901	4,111	(9,340)	3,977

	For the Year Ended December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	—	29,094	11,935	837	(12,713)[d]	29,153
Cost of revenues	—	(21,889)	(8,167)	(78)	10,283 [d]	(19,851)

Gross profit	—	7,205	3,768	759	(2,430)	9,302
Operating (loss)/profit	(260)	1,966	2,728	275	1	4,710
(Loss)/profit before income tax	(331)	1,936	2,717	307	3	4,632
Income from subsidiaries and VIEs	4,466	—	1,625	4,155	(10,246)	—
Profit for the year	4,176	1,625	4,152	4,466	(10,243)	4,176

	For the Year Ended December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	—	30,949	15,393	1,920	(17,018)[d]	31,244
Cost of revenues	—	(25,278)	(10,258)	(992)	14,688 [d]	(21,840)

Gross profit	—	5,671	5,135	928	(2,330)	9,404
Operating (loss)/profit	(201)	(56)	3,354	713	(10)	3,800
(Loss)/profit before income tax	(298)	(34)	3,337	634	(7)	3,632
Income/(loss) from subsidiaries and VIEs	3,526	—	(206)	2,903	(6,223)	—
Profit/(loss) for the year	3,257	(209)	2,903	3,494	(6,230)	3,215

The following tables present the summary balance sheet data for the VIEs and other entities as of the dates presented.

	As of December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
ASSETS
Non-current assets
Investments in subsidiaries	28,158	—	—	19,214	(47,372)[b]	—
Investments in VIEs	—	—	10,229	—	(10,229)[b]	—
Intangible assets and goodwill	13,605	5,358	550	4	(5)[a]	19,512
Investments accounted for using equity method	—	575	—	1,680	—	2,255
Financial assets at fair value through other comprehensive income	—	—	—	9,771	—	9,771
Prepayments, deposits and other assets	50	876	30	—	—	956
Term deposits	—	—	2,953	—	—	2,953
Others	—	585	422	132	—	1,139

	41,813	7,394	14,184	30,801	(57,606)	36,586

Current assets
Amounts due from subsidiaries and VIEs	3,312	7,668	3,029	30	(14,039)[c]	—
Prepayments, deposits and other assets	174	267	1,813	592	—	2,846
Term deposits	7,758	—	7,100	—	—	14,858
Cash and cash equivalents	5,686	1,397	3,952	93	—	11,128
Others	—	1,368	1,225	262	—	2,855

	16,930	10,700	17,119	977	(14,039)	31,687

Total assets	58,743	18,094	31,303	31,778	(71,645)	68,273

LIABILITIES
Non-current liabilities
Notes payable	5,175	—	—	—	—	5,175
Others	29	393	304	39	—	765

	5,204	393	304	39	—	5,940

Current liabilities
Amounts due to subsidiaries and VIEs	671	1,476	8,563	3,287	(13,997)[c]	—
Deferred revenue	—	1,569	—	39	—	1,608
Others	623	3,941	3,180	250	—	7,994

	1,294	6,986	11,743	3,576	(13,997)	9,602

Total liabilities	6,498	7,379	12,047	3,615	(13,997)	15,542

Total equity	52,245	10,715	19,256	28,163	(57,648)	52,731

	As of December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
ASSETS
Non-current assets
Investments in subsidiaries	29,149	—	—	22,850	(51,999)[b]	—
Investments in VIEs	—	—	10,288	—	(10,288)[b]	—
Intangible assets and goodwill	14,173	6,891	886	12	(12)[a]	21,950
Investments accounted for using equity method	—	638	—	2,961	—	3,599
Financial assets at fair value through other comprehensive income	—	—	—	7,302	—	7,302
Prepayments, deposits and other assets	9	151	559	24	—	743
Term deposits	—	50	4,253	—	—	4,303
Others	—	992	1,432	142	—	2,566

	43,331	8,722	17,418	33,291	(62,299)	40,463

Current assets
Amounts due from subsidiaries and VIEs	4,391	5,049	3,422	11	(12,873)[c]	—
Prepayments, deposits and other assets	83	843	1,805	—	—	2,731
Term deposits	7,609	—	5,160	—	—	12,769
Cash and cash equivalents	1,061	634	4,504	392	—	6,591
Others	—	2,869	1,028	803	—	4,700

	13,144	9,395	15,919	1,206	(12,873)	26,791

Total assets	56,475	18,117	33,337	34,497	(75,172)	67,254

LIABILITIES
Non-current liabilities
Notes payable	5,062	—	—	—	—	5,062
Others	66	416	205	—	—	687

	5,128	416	205	—	—	5,749

Current liabilities
Amounts due to subsidiaries and VIEs	826	503	7,133	4,413	(12,875)[c]	—
Deferred revenue	—	1,834	—	—	—	1,834
Others	204	4,333	3,149	930	—	8,616

	1,030	6,670	10,282	5,343	(12,875)	10,450

Total liabilities	6,158	7,086	10,487	5,343	(12,875)	16,199

Total equity	50,317	11,031	22,850	29,154	(62,297)	51,055

The following tables present the summary cash flow data for the VIEs and other entities for the periods presented.

	For the Year Ended December 31, 2019
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash inflow/(outflow) from operating activities	745	(182)	4,996	641	—	[e]	6,200
Net cash inflow/(outflow) from investing activities	696	(185)	(7,749)	(32)	(832)[f]		(8,102)
Net cash inflow/(outflow) from financing activities	108	(34)	(42)	(895)	832	[f]	(31)

Net increase/(decrease) in cash and cash equivalents	1,549	(401)	(2,795)	(286)	—		(1,933)

Cash and cash equivalents, beginning of the year	9,321	1,728	5,794	513	—		17,356
Exchange differences on cash and cash equivalents	—	—	—	3	—		3

Cash and cash equivalents, end of the year	10,870	1,327	2,999	230	—		15,426

	For the Year Ended December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash (outflow)/inflow from operating activities	(67)	454	4,574	(76)	—	[e]	4,885
Net cash (outflow)/inflow from investing activities	(10,230)	(1,099)	(3,535)	(710)	1,368	[f]	(14,206)
Net cash inflow/(outflow) from financing activities	5,383	715	(86)	648	(1,368)[f]		5,292

Net (decrease)/increase in cash and cash equivalents	(4,914)	70	953	(138)	—		(4,029)

Cash and cash equivalents, beginning of the year	10,870	1,327	2,999	230	—		15,426
Exchange differences on cash and cash equivalents	(270)	—	—	1	—		(269)

Cash and cash equivalents, end of the year	5,686	1,397	3,952	93	—		11,128

	For the Year Ended December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash inflow/(outflow) from operating activities	69	(671)	5,628	213	—	[e]	5,239
Net cash (outflow)/inflow from investing activities	(1,064)	(3,554)	(5,005)	95	3,529	[f]	(5,999)
Net cash (outflow)/inflow from financing activities	(3,571)	3,462	(71)	(1)	(3,529)[f]		(3,710)

Net (decrease)/ increase in cash and cash equivalents	(4,566)	(763)	552	307	—		(4,470)

Cash and cash equivalents, beginning of the year	5,686	1,397	3,952	93	—		11,128
Exchange differences on cash and cash equivalents	(59)	—	—	(8)	—		(67)

Cash and cash equivalents, end of the year	1,061	634	4,504	392	—		6,591

For the eliminating adjustments:

a)	Represents the elimination of Service Charges between the VIEs and our PRC subsidiaries.

b)	Represents the elimination of the investments in the VIEs and our PRC subsidiaries.

c)	Represents the elimination of intercompany balance between Tencent Music Entertainment Group, the VIEs, and our subsidiaries.

d)

Represents the Services Charges between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries, which were eliminated at the consolidation level. The intercompany revenues and costs in relation to the Service Charges to the VIEs by our PRC subsidiaries amounted to RMB7,895 million, RMB9,497 million and RMB13,039 million (US$2,046 million), for the year ended December 31, 2019, 2020 and 2021, respectively.

e)

The cash flows which have occurred between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries represents the intercompany services fees which were eliminated at the consolidation level. In 2019, 2020 and 2021, the VIEs transferred RMB11,769 million, RMB15,372 million and RMB17,743 million (US$2,784 million), respectively, to our PRC subsidiaries as Service Charge, which were eliminated at the consolidated level.

f)

Represents the elimination of intercompany fund transfers between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries. The intercompany fund transfers from WOFEs to the VIEs, which were eliminated at consolidated level, amounted to RMB53 million, RMB717 millions and RMB3,524 million (US$553 million), for the year ended December 31, 2019, 2020 and 2021, respectively.

Restrictions on Foreign Exchange and the Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors

In the future, if and when we become profitable, Tencent Music Entertainment Group’s ability to pay dividends, if any, to its shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to

Tencent Music Entertainment Group. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our PRC subsidiaries may not have sufficient distributable profits to pay dividends to us in the near future.

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Tencent Music Entertainment Group. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

For PRC and United States federal income tax consideration of an investment in the ADSs, see the section headed “Taxation” in this prospectus and “Item 10. Additional Information—10.E. Taxation” in our 2021 Form 20-F.

Recent PRC Regulatory Developments

Cybersecurity Review Measures

On December 28, 2021, the CAC and several other regulatory authorities in China jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022. Pursuant to the Cybersecurity Review Measures, (i) where the relevant activity affects or may affect national security, a critical information infrastructure operator (“CIIO”) that purchases network products and services, or an internet platform operator that conducts data process activities, shall be subject to the cybersecurity review, (ii) an application for cybersecurity review shall be made by an issuer who is an internet platform operator holding personal information of more than one million users before such issuer applies to list its securities on a foreign stock exchange, and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security.

Since the Cybersecurity Review Measures are relatively new, significant uncertainties exist in relation to their interpretation and implementation. We cannot rule out the possibility that we, or certain of our customers or suppliers, may be deemed as a CIIO. If we are deemed as a CIIO, our purchase of network products or services, if deemed to be affecting or may affect national security, will need to be subject to cybersecurity review, before we can enter into agreements with relevant customers or suppliers, and before the conclusion of such procedure, these customers will not be allowed to use our products or services, and we are not allowed to purchase products or services from our suppliers. For details of the associated risks, see “Risk Factors—Risks Related to Our Business and Industry—Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may be expensive and may force us to make adverse changes to our business. Many of these laws and regulations are subject to changes and uncertain interpretations, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption of operations, increased cost of operations, or otherwise harm our business” in Exhibit 99.1 to the Supplemental 6-K.

Potential CSRC Approval and Filing Required for Issuance and Listing of Securities Overseas

On December 24, 2021, the CSRC published the draft Administrative Provisions of the State Council on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the draft Measures for the Overseas Issuance and Listing of Securities Record-filings by Domestic Companies (Draft for Comments) for public comments. These draft regulations stipulate that PRC domestic companies that seek to offer and list securities in overseas markets directly or indirectly shall complete the filing procedures with and report relevant information to the CSRC. Pursuant to these drafts, if the issuer meets the following conditions, its offering and listing will be deemed as an “indirect overseas offering and listing by a PRC domestic company” and is therefore subject to the filing requirement: (i) the revenues, profits, total assets or net assets of the Chinese operating entities in the most recent financial year accounts for more than 50% of the corresponding data in the issuer’s audited consolidated financial statements for the same period; (ii) the majority of senior management in charge of business operation are Chinese citizens or have domicile in PRC, and its principal place of business is located in PRC or main business activities are conducted in PRC. The domestic enterprises should submit filing documents to CSRC within three business days after the submission of the application for overseas initial public offering, and after completing the filing procedures for an overseas initial public offering and listing, for the purposes of implementing and strengthening the CSRC’s supervision, the issuer will need to comply with continuous filing and reporting requirements after such offering and listing, among others, including the following: (i) reporting material events which arose prior to such offering and listing, (ii) filing for follow-on offerings after the initial offering and listing, (iii) filing for transactions in which the issuer issues securities for acquiring assets, and (iv) reporting material events after the initial offering and listing. However, the Draft Overseas Listing Regulations and the Draft Overseas Listing Measures were released for public comment only, there remains substantial uncertainty, including but not limited to its final content, adoption timeline, effective date or relevant implementation rules.

We cannot assure you that we will not be required to obtain the approval of or complete the filing with the CSRC or other regulatory authorities to maintain the listing status of our ADSs on the NYSE or to conduct offerings of securities in the future. For details of the associated risks, see “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure—The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities may be required under PRC law in connection with our issuance of securities overseas” in our 2021 Form 20-F.

Implication of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations. Our auditor, the independent registered public accounting firm that issues the audit report included in our 2021 Form 20-F, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB. Final rules implementing the submission and disclosure requirements in the HFCAA were adopted by the SEC on December 2, 2021 and generally became effective on January 10, 2022. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections. On May 26, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completed by the PCAOB in connection with our filing of our 2021 Form 20-F. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB is expected to reassess its determinations for purposes of the HFCAA by the end of 2022. However, uncertainties exist with respect to the implementation of these provisions and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections,” “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be delisted and our ADSs and shares prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect and fully investigate auditors located in China. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations that the PCAOB is unable to inspect and investigate completely. Under the current law, delisting and prohibition from over-the-counter trading in the U.S. could take place in 2024,” and “Risk Factors—Risks Related to Doing Business in China—The potential enactment of the Accelerating Holding Foreign Companies Accountable Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ADSs may be prohibited from over-the-counter trading or delisted. If this bill is enacted, our ADSs could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023” in Exhibit 99.1 to the Supplemental 6-K.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under the section “Item 3. Key Information—3.D. Risk Factors” in our 2021 Form 20-F and the section “Risk Factors” in Exhibit 99.1 to the Supplemental 6-K, which are incorporated into this prospectus by reference, and any additional risk factors disclosed in any accompanying prospectus supplement or any other document incorporated by reference in this prospectus before investing in any securities that may be offered pursuant to this prospectus. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association (as amended and restated from time to time), or Articles of Association, and Companies Act (As Revised) of the Cayman Islands, which we refer to as Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of US$3,984,000 divided into 48,000,000,000 ordinary shares of a par value of US$0.000083 each, comprising (i) 4,800,000,000 Class A ordinary shares of a par value of US$0.000083 each, (ii) 4,800,000,000 Class B ordinary shares of a par value of US$0.000083 each, and (iii) 38,400,000,000 shares of a par value of US$0.000083 each of such class or classes (however designated) as the Board of Directors may determine in accordance with the Articles of Association. As of the date of this prospectus, there are 3,390,154,264 ordinary shares that are issued and outstanding, consisting of 1,675,015,086 Class A ordinary shares (including 226,730,100 Class A ordinary shares represented by ADSs that have been repurchased by us from open market) and 1,715,139,178 Class B ordinary shares.

The following are summaries of material provisions of our sixth amended and restated Articles of Association, and the Companies Act as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our sixth amended and restated Articles of Association and the Companies Act. Our sixth amended and restated Articles of Association provides that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our board of directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Conversion. Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon (i) any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to a person or an entity which is not an affiliate of such holder, or (ii) a change of beneficial ownership of any Class B ordinary shares as a result of which any person who is not an affiliate of registered holders of such Class B ordinary shares becomes a beneficial owner of such Class B ordinary shares, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share. There is no limit on the circumstances where holders of Class B ordinary shares may transfer or otherwise dispose of their Class B ordinary shares.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote on all matters subject to a vote at general meetings of the shareholders, and each Class B ordinary share shall be entitled to 15 votes on all matters subject to a vote at general meetings of the shareholders.

A quorum required for a meeting of shareholders consists of one or more shareholders holding a majority of all votes attaching to all issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our sixth amended and restated Articles of Association provides that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our board of directors. We, however, will hold an annual shareholders’ meeting for each fiscal year as required by the Listing Rules of the NYSE. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman of the board or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of all votes attaching to all issued and outstanding shares entitled to vote at general meetings, in which case our board of directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our sixth amended and restated Articles of Association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our sixth amended and restated Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions in our sixth amended and restated Articles of Association as set out below, any of our shareholders may transfer all or any of its, his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to us in respect thereof.

If our board of directors refuses to register a transfer it shall, within two calendar months after the date on which the instrument of transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine; provided always that such registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

Liquidation. On a winding up of the Company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary shares will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issuance of such shares, by our board of directors. We may also repurchase any of our shares (including redeemable shares) provided that the manner and terms of such purchase have been approved by our board of directors, or are otherwise authorized by our sixth amended and restated Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issuance of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares issued and outstanding or (iii) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid up share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares, the rights attached to any such class of shares may, subject to any rights or restrictions for the time being attached to any class of shares, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of the class by two-thirds of the votes cast at such a meeting. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by our company.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than our Articles of Association and any special resolutions passed by our shareholders, and the register of mortgages and charges of our company).

Issuance of Additional Shares. Our sixth amended and restated Articles of Association authorizes our board of directors to issue additional ordinary shares, to the extent authorized but unissued, from time to time as our board of directors shall determine.

Our sixth amended and restated Articles of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights and voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our sixth amended and restated Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our sixth amended and restated Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Registered Office and Objects

Our registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104.

According to Clause 3 of our sixth amended and restated Articles of Association, the objects for which we are established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

Differences in Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of its, his or her shares (which, if not agreed between the parties, will be determined by a Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which it, he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the ground that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, a Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of a company to challenge actions where:

•	the company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our sixth amended and restated Articles of Association provides that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such directors or officers in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our sixth amended and restated Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its shareholders. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction is fair to the corporation and its shareholders.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: (i) a duty to act bona fide in the best interests of the company; (ii) a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so); (iii) a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party; and (iv) a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company also owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our sixth amended and restated Articles of Association provides that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held, and any such resolution in writing shall be as valid and effective as if the same had been passed at a general meeting of our company duly convened and held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our sixth amended and restated Articles of Association allows any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings as at the date of the deposit of the requisition to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Articles of Association does not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director nominee, which increases the shareholder’s voting power with respect to electing such director nominee. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Articles of Association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our sixth amended and restated Articles of Association, directors may be removed from office by ordinary resolution of our shareholders or the affirmative vote of a simple majority of the other directors present and voting at a board meeting, notwithstanding anything in our Articles of Association or in any agreement between our Company and such director (but without prejudice to any claim for damages under such agreement). A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to our company; (iv) is prohibited by law from being a director; or (v) is removed from office pursuant to any other provisions of our sixth amended and restated Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for a Delaware corporation in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the corporation’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. A court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders, or, if we are unable to pay our debts as they fall due, by an ordinary resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our sixth amended and restated Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed at a general meeting of the holders of the shares of that class by two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our sixth amended and restated Articles of Association, our Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our sixth amended and restated Articles of Association on the rights of nonresident or foreign shareholders to hold or exercise voting rights of our shares. In addition, there are no provisions in our sixth amended and restated Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Senior Unsecured Notes

On September 3, 2020, we issued US$800 million aggregate principal amount of senior unsecured notes consisting of US$300 million of 1.375% notes due 2025 and US$500 million of 2.000% notes due 2030.

Option and Restricted Share Grants

We have granted options to purchase our ordinary shares and restricted shares to certain of our executive officers and employees. See “Item 6. Directors, Senior Management and Employees—6.B. Compensation—Share Incentive Plans” in our 2021 Form 20-F, which is incorporated into this prospectus by reference.

Registration Rights

Pursuant to the registration rights agreement by among the Company, the shareholders of the Company and certain other parties named therein dated November 16, 2018 which became effective immediately upon the completion of our initial public offering on December 11, 2018, we have granted certain registration rights to our shareholders, except Spotify AB.

Set forth below is a description of the registration rights granted under the registration rights agreement. For the purposes of such description: (i) holders means any shareholder holding registrable securities or certain party assigned by a holder, and registrable securities include, among others, any Class A ordinary shares held by any shareholder including those issued as (or issuable upon the exchange, conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution); and (ii) references to “holders” or “shareholders” do not include Spotify AB.

Demand Registration Rights. At any time upon six months following the effective date of a qualified initial public offering (for which our initial public offering qualifies), upon a written request from the holders of at least 30% of the registrable securities then outstanding, we shall, within thirty days after the receipt thereof, give a written notice of such request to all holders or any assignees and shall, use our best efforts to effect as soon as practicable, the registration under the Securities Act of all registrable securities which the holders request to be registered within 20 days after the mailing of such notice by us. If the underwriter advises the holders initiating the registration request pursuant to the demand registration rights in writing that marketing factors require a limitation on the number of shares to be underwritten, then the initiating holders shall so advise all holders of the registrable securities which would otherwise be underwritten pursuant hereto, and the amount of registrable securities that may be included in the underwriting shall be allocated among all holders thereof, including the initiating holders, in proportion (as nearly as practicable) to the amount of our registrable securities held by each holder, subject to certain limitations. If the reduction reduces the total amount of registrable securities included in such underwriting to less than 30% of the registrable securities initially requested for registration, such offering shall not be counted as a demand registration. However, we are not obligated to proceed with a demand registration, in each case subject to certain exceptions: (i) after we have effected two registrations pursuant to any exercise of demand registration rights and such registrations have been declared or ordered effective, or have been closed or withdrawn at the request of the initiating holders; (ii) during the period commencing on the date 60 days prior to the date of filing of, and ending on the date 180 days after the effective date of a company registration; or (iii) if the initiating holders propose to dispose of registrable securities that may be immediately registered on Form F-3 or Form S-3 (or any successor form that provides for short-form registration) under the Securities Act. In addition, we have the right to defer filing of a registration statement, subject to certain exceptions, for a period of not more than 120 days after receipt of the request from the initiating holders if our president or chief executive officer stating that in good faith judgment of our board of directors, that the filing of a registration statement would be seriously detrimental to us and our shareholders.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the registrable securities that the holders have requested to be registered. There shall be no limit on the number of times the holders may request registration of registrable securities pursuant to such piggyback registration rights. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation on the number of shares to be underwritten, then such managing underwriters may exclude shares (including registrable securities) from the registration and the underwriting, subject to certain limitations.

Form F-3 or S-3 Registration Rights. In case we receive from holders of at least 30% of registrable securities then outstanding written requests that we effect a registration on Form F-3 or Form S-3, as the case may be, we shall, subject to certain limitations, file a registration statement on Form F-3 or Form S-3 covering the registrable securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the holders.

Expenses of Registration. We will bear all registration expenses incurred in connection with any demand, piggyback or Form F-3 or Form S-3 registration, subject to certain limitations.

Termination of Registration right. No shareholder shall be entitled to exercise any such registration right after the earlier of (i) five years following the consummation of a qualified initial public offering (for which our initial public offering qualifies); or (ii) such time as Rule 144 is available for the sale of all (and not less than all)

of such shareholder’s ordinary shares (with all transfer restrictions and restrictive legends removed upon such sale) to the public during a ninety day period without registration.

Spotify Investor Agreement

On December 15, 2017, as part of the transactions with Spotify (as described in “Item 7. Major Shareholders and Related Party Transaction—7.B. Related Party Transactions—Transactions with Tencent—Co-investment in Spotify” in our 2021 Form 20-F), an investor agreement (the “Spotify Investor Agreement”) was entered into by and among Tencent, Spotify, Spotify AB, a wholly-owned subsidiary of Spotify (together with Spotify and their respective controlled affiliates, the “Spotify Investors”), and us in connection with the issuance of certain number of our ordinary shares to Spotify AB.

Pursuant to the Spotify Investor Agreement, the Spotify Investors agreed that (i) Tencent shall have the sole and exclusive right to vote, in its sole and absolute discretion, any of our securities beneficially owned by the Spotify Investors; and (ii) the Spotify Investors shall not vote on our securities they beneficially own unless Tencent provides explicit written instructions as to voting on such securities or Tencent provides explicit written notice that the Spotify Investors shall be permitted to vote on such securities without regard to any instructions of Tencent. The Spotify Investors also irrevocably appointed Tencent their true and lawful proxy and attorney to vote on our securities beneficially owned by them. These limitations, however, do not prevent the Spotify Investors to vote our securities they beneficially own with respect to any proposal by us to make changes to any of the contractual arrangements through which we obtain effective control over, and are able to consolidate the results of operations of, the VIEs in the PRC.

Spotify and Spotify AB agreed that, subject to limited exceptions, for a period of five years from December 15, 2017, unless invited to do so by our board of directors or with our written consent, neither Spotify nor Spotify AB shall, directly or indirectly or alone or in concert with any other person, engage in a number of activities, including, among other things:

•	acquire, offer or propose to acquire, or agree to acquire any economic interest in any of our securities;

•

enter into, engage in, or participate in any acquisition, merger or other business combination, recapitalization, restructuring, or other extraordinary transaction relating to us or a transaction for all or a substantial portion of our consolidated assets;

•	make, or in any way participate in, any “solicitation” of “proxies” to vote, or seek or propose to advise, influence or encourage any person with respect to the voting of any of our securities;

•

initiate, induce or attempt to induce, cooperate or collaborate with, any other person in connection with any shareholder proposal or withhold vote campaigns or any tender or exchange offer for our equity securities, any change of control of us or the convening of a meeting of shareholders;

•	seek or propose to influence, advise, change or control our management, board of directors, or governing instruments or policies, affairs or strategies; or

•	make any statement or publicly disclose any intention, plan, arrangement or other contract that is prohibited by, or inconsistent with, any of the foregoing.

Subject to limited exceptions, the Spotify Investor Agreement shall terminate upon the earlier to occur of (i) the mutual written agreement of Spotify or Spotify AB, as applicable, and us; and (ii) the date on which Spotify or Spotify AB, as applicable, and its controlled affiliates, taken together, no longer beneficially own any of our securities.

In connection with the Spotify Investor Agreement, Tencent signed a voting undertaking in which it agreed and undertook that, to the extent it exercises the rights assigned to it by the Spotify Investors in respect of the Subject Shares (as defined below) pursuant to the Spotify Investor Agreement, Tencent will vote, or cause to be voted, such shares in proportion to the votes for and against cast by holders of our securities other than the Spotify Investors. “Subject Shares” for the purpose of such voting undertaking refer to (i) 50% of the number of our ordinary shares acquired by Spotify pursuant to the Spotify Transactions, minus (ii) the number of our securities (if any) that have been transferred and no longer beneficially owned by the Spotify Investors.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent two Class A ordinary shares (or a right to receive two Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which contains the terms of your ADSs. Directions on how to obtain copies of those documents are provided on “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

•

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

•

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For
• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$.05 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

• US$.05 (or less) per ADS per calendar year	• Depositary services

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

• Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request.

Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant.

Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that the courts of the Cayman Islands and China, respectively, would unlikely:

•

to recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and

•

in original actions brought in each respective jurisdiction, to impose liabilities against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided such judgment (a) is final and conclusive and for a liquidated sum, (b) is not in respect of taxes, a fine or a penalty, (c) inconsistent with a Cayman Islands judgment in respect of the same matter, (d) is not impeachable on the grounds of fraud, (e) is not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China— Uncertainties with respect to the PRC legal system, including those regarding the enforcement of laws, and sudden or unexpected changes in policies, laws and regulations in China, could materially and adversely affect us” in our 2021 Form 20-F.

TAXATION

Material Cayman Islands, PRC and United States federal income tax consequences of the ownership and disposition of the securities offered by this prospectus will be set forth in any accompanying prospectus supplement or free writing prospectus relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the Class A ordinary shares or ADSs of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the Class A ordinary shares or ADSs to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders (if any) may also sell, transfer or otherwise dispose of Class A ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell Class A ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement, which will set forth the name of each such selling shareholder, the number of Class A ordinary shares or ADSs beneficially owned by each such selling shareholder, and the number of Class ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and /or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•

through a block trade in which the broker or dealer engaged to hand le the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers in negotiated sales or competitively bid transactions; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We and /or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We and /or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We and /or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we and /or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We and /or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and /or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we and /or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and /or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the public offering or purchase price;

•	the proceeds from such sale;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Tencent Music Entertainment Group and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. As indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in any offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website ir.tencentmusic.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 26, 2022 (File No. 001-38751);

•

Exhibit 99.1 titled “Tencent Music Entertainment Group Supplemental and Updated Disclosures” and Exhibit 99.2 title “Unaudited Condensed Consolidated Interim Financial Information” to our current report on Form 6-K furnished to the SEC on September 15, 2022 (File No. 001-38751);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on December 3, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Tencent Music Entertainment Group

Unit 3, Building D, Kexing Science Park

Kejizhongsan Avenue, Hi-tech Park

Nanshan District, Shenzhen, 518057

the People’s Republic of China

+86-755-8601-3388

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.